UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC  20549

Schedule 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

Filed by the registrant ☒
Filed by a party other than the registrant ☐

Check the appropriate box:

☒	Preliminary Proxy Statement
☐	Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

InkSure Technologies Inc.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required
☒	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies: Common Stock

(2)	Aggregate number of securities to which transaction applies: 43,173,592

(3)
Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined): $1,025,684, which includes upfront cash consideration plus the amount of contingent payments to be made following the Closing.

(4)	Proposed maximum aggregate value of transaction: $1,025,684, which includes upfront cash consideration plus the amount of contingent payments to be made following the Closing.

(5)	Total fee paid: $205.14

☐	Fee paid previously with preliminary materials.

☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount previously paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

INKSURE TECHNOLOGIES INC.
18 EAST 16th STREET, SUITE 307
NEW YORK, NEW YORK 10003

December 12, 2013

Dear Fellow Stockholders:

An Annual Meeting of Stockholders will be held on Monday, January 6, 2014 at 10:00 A.M. local time, at the offices of Zysman, Aharoni, Gayer and Sullivan & Worcester LLP – 1633 Broadway, 32nd Floor, New York, New York, 10019.

The Notice of Annual Meeting and Proxy Statement, which follow, describe the business to be conducted at the Annual Meeting.

Whether or not you plan to attend the Annual Meeting in person, it is important that your shares be represented and voted. After reading the enclosed Notice of Annual Meeting and Proxy Statement, I urge you to complete, sign, date and return the enclosed proxy card in the envelope provided. If the address on the accompanying material is incorrect, please advise our Transfer Agent, Pacific Stock Transfer Company, in writing, at 4045 S. Spencer Street, Suite 403 Las Vegas, NV 89119.

Your vote is very important, and we will appreciate a prompt return of your signed proxy card.

Cordially, Tal Gilat President and Chief Executive Officer

INKSURE TECHNOLOGIES INC.
18 EAST 16th STREET, SUITE 307
NEW YORK, NEW YORK 10003

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON JANUARY 6, 2014

To the Stockholders of InkSure Technologies Inc.:

NOTICE IS HEREBY GIVEN that an Annual Meeting of Stockholders of InkSure Technologies Inc. (the “Company”) will be held on Monday, January 6, 2014 at 10:00 A.M. local time at the offices of Zysman, Aharoni, Gayer and Sullivan & Worcester LLP – 1633 Broadway, 32nd Floor, New York, New York, 10019, for the following purposes:

1. To consider and vote upon the sale of substantially all of the assets of the Company to Spectra Systems Corporation (referred to in this notice and the accompanying proxy materials as “Spectra”) pursuant to the Asset Purchase Agreement, dated as of October 1, 2013, by and among the Company, InkSure Inc., InkSure Ltd., (the Company, InkSure Inc., and InkSure Ltd. together, the “Seller”)  and Spectra  (the “APA”) in the form of Annex A attached to the proxy statement (such sale is referred to as the “Asset Sale”);

2. To elect the four members named in the accompanying proxy statement, to serve on the Board of Directors until the next Annual Meeting of Stockholders and until their respective successors have been elected and qualified, or until their earlier death, resignation or removal;

3. To approve an amendment to our certificate of incorporation and change our name from InkSure Technologies Inc. to New York Global Innovations Inc.;

4. To consider and vote upon one or more adjournments of the Annual Meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of Proposal 1; and

5. To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

The foregoing items of business are more completely described in the proxy statement accompanying this Notice. The Board of Directors of the Company recommends that you vote in favor of the nominees in Proposal 2 above and in favor of Proposals 1, 3 and 4 above. Under the terms of the APA, the Company and Spectra are obligated to complete the transactions contemplated by the APA only if the stockholders of the Company, by the affirmative vote of a majority of the outstanding shares of common stock as of the Record Date, approve Proposal 1 above. The Company’s President and Chief Executive Officer has interests in the Asset Sale that are different from the other holders of the share of the Company’s common stock. See the section captioned “Interest of Certain Persons in the Asset Sale” in the accompanying proxy statement.

If Proposal 1 is not approved, it is likely that the Company will file for, or will be forced to resort to, bankruptcy protection.

Only stockholders of record on the books of the Company at the close of business on December 5, 2013 will be entitled to notice of and to vote at the meeting or any adjournments thereof.

A copy of the Company’s annual report to stockholders for the year ended December 31, 2012, which contains financial statements, accompanies this Notice and the attached Proxy Statement.

INTERNET AVAILABILITY OF PROXY MATERIALS

This notice of meeting, the proxy statement, annual report and proxy card are available at:

http://www.inksure.com/shareholders-meeting-2013.

New York, New York December 12, 2013	By order of the Board of Directors

Tal Gilat President and Chief Executive Officer

PLEASE FILL IN, DATE, SIGN AND RETURN THE ENCLOSED PROXY CARD IN THE ENVELOPE PROVIDED FOR THAT PURPOSE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES. THE PROXY MAY BE REVOKED AT ANY TIME PRIOR TO EXERCISE, AND IF YOU ARE PRESENT AT THE MEETING YOU MAY, IF YOU WISH, REVOKE YOUR PROXY AT THAT TIME AND EXERCISE THE RIGHT TO VOTE YOUR SHARES PERSONALLY.

PROXY STATEMENT

INKSURE TECHNOLOGIES INC.

ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON JANUARY 6, 2014

This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of InkSure Technologies Inc. (“InkSure”, the “Company”, “us”, “our”, or “we”) for use at the Annual Meeting of Stockholders to be held on Monday, January 6, 2014, at 10:00 A.M. local time at the offices of Zysman, Aharoni, Gayer and Sullivan & Worcester LLP – 1633 Broadway, 32nd Floor, New York, New York, 10019, (the “Annual Meeting”), including any adjournment or adjournments thereof, for the purposes set forth in the accompanying Notice of Meeting.

Management intends to mail this proxy statement, the accompanying form of proxy and annual report to stockholders on or about December 12, 2013.

The address and telephone number of the principal executive offices of the Company are:

InkSure Technologies Inc.
18 East 16th Street, Suite 307
New York, NY 10003
Telephone: (646) 233-1454

TABLE OF CONTENTS

GENERAL INFORMATION – THE ANNUAL MEETING OF STOCKHOLDERS	1
MATTERS BEING SUBMITTED TO A VOTE OF INKSURE STOCKHOLDERS	4
SUMMARY OF THE PROXY STATEMENT	7
PROPOSAL 1: ASSET SALE	13
FORWARD-LOOKING INFORMATION	13
QUESTIONS AND ANSWERS ABOUT THE ASSET SALE	14
THE SALE OF ASSETS BY THE COMPANY	16
PRINCIPAL PROVISIONS OF THE ASSET PURCHASE AGREEMENT	23
CERTAIN ANCILLARY AGREEMENTS	33
INTERESTS OF CERTAIN PERSONS IN THE ASSET SALE	36
RISK FACTORS	36
PROPOSAL 2: ELECTION OF DIRECTORS	40
DIRECTORS (To be Elected) (New Term Will Expire in 2014)	40
EXECUTIVE OFFICERS	41
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS	42
AND MANAGEMENT	42
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE	43
CORPORATE GOVERNANCE AND DIRECTOR INDEPENDENCE	44
COMPENSATION OF DIRECTORS AND EXECUTIVES	46
CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS	51
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	51
AUDIT COMMITTEE REPORT	53
PROPOSAL 3: CORPORATE NAME CHANGE	55
PROPOSAL 4: ADJOURNMENTS OF THE ANNUAL MEETING	55
STOCKHOLDER PROPOSALS FOR 2014 ANNUAL MEETING	56
OTHER INFORMATION	56

ANNEXES
ANNEX A - Asset Purchase Agreement	A-1
ANNEX B - Form of Voting Agreement	B-1
ANNEX C - Form of Escrow Agreement	C-1
ANNEX D - Form of Consulting Agreement	D-1

GENERAL INFORMATION – THE ANNUAL MEETING OF STOCKHOLDERS

General

The enclosed proxy is solicited on behalf of the Board of Directors of the Company for use at the Annual Meeting to be held at the offices of Zysman, Aharoni, Gayer and Sullivan & Worcester LLP – 1633 Broadway, 32nd Floor, New York, New York, 10019, on Monday, January 6, 2014 at 10:00 a.m. local time, and at any adjournment(s) or postponement(s) thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting.

The Company’s principal executive offices are located at 18 East 16th Street, Suite 307, New York, NY 10003 and the telephone number is (646) 233-1454.

This proxy statement and the accompanying proxy card will first be mailed on or about December 12, 2013 to all stockholders entitled to vote at the meeting.

Outstanding Stock and Voting Rights

Only stockholders of record at the close of business on December 5, 2013 (the “Record Date”) are entitled to notice of and to vote at the Annual Meeting. As of the Record Date, there were issued and outstanding 43,173,592 shares of the Company’s common stock, $0.01 par value per share, the Company’s only class of voting securities. Each share of common stock entitles the holder thereof to cast one vote on each matter submitted to a vote at the Annual Meeting.

Voting Procedures; Quorum

At the Annual Meeting, provided a quorum is present, the approval of the sale of substantially all of the assets of the Company pursuant to the APA requires the affirmative vote of a majority of the shares of the Company common stock outstanding at the close of business on the Record Date.

The nominees for election as directors receiving the greatest number of votes cast, whether in person or represented by proxy, up to the number of directors to be elected, which will be three, will be elected as directors of the Company.

The approval of the amendment to the Company’s certificate of incorporation, as amended, (the “Certificate of Incorporation”) to change the Company’s name requires the affirmative vote of a majority of the outstanding shares of the Company common stock as of the Record Date.

The approval of necessary adjournments requires the affirmative vote of a majority of the shares of the Company common stock present in person or by proxy at the Annual Meeting.

As of the Record Date, the directors and executive officers of the Company and their affiliates owned approximately 44.1% of the shares entitled to vote at the Annual Meeting.  As described below, certain directors and executive officers of the Company who own approximately 43.3% of the Company’s stock have agreed to vote their shares in favor of approval of the Asset Purchase Agreement, dated as of October 1, 2013, by and among the Company, InkSure Inc., InkSure Ltd., (the Company, InkSure Inc., and InkSure Ltd. together, the “Seller”) and Spectra Systems Corporation (“Spectra”) (the “APA”) and the transactions contemplated by the APA and related agreements.

All other matters to come before the Annual Meeting will be decided by the affirmative vote of a majority of the shares of common stock present in person or represented by proxy at the Annual Meeting and entitled to vote on the matter presented in person or by proxy, provided a quorum is present. A quorum is present if at least a majority of the shares of common stock outstanding as of the Record Date are present in person or represented by proxy at the Annual Meeting. It is currently anticipated that votes will be counted and certified by an Inspector of Election (the “Inspector”) who is expected to be either an employee of the Company or its transfer agent. In accordance with Delaware law, abstentions will be treated as present for purposes of determining the presence of a quorum.

The Inspector will treat shares that are voted WITHHELD or ABSTAIN as being present and entitled to vote for purposes of determining the presence of a quorum but will not be treated as votes in favor of approving any matter submitted to the stockholders for a vote. When proxies are properly dated, executed and returned, the shares represented by such proxies will be voted at the Annual Meeting in accordance with the instructions of the stockholder. If no specific instructions are given, the shares will be voted:

•	FOR the approval of the Asset Sale;

•	FOR the election of each of the nominees for directors of the Company specified herein;

•	FOR an amendment to our Certificate of Incorporation to change our name from InkSure Technologies Inc. to New York Global Innovations Inc.;

•	FOR the approval of one or more adjournments of the Annual Meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of Proposal 1; and

•
upon such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof in the discretion of the proxies, but will not be voted other than as provided for the matters set forth above.

Proposal 1. Asset Sale:

The Company’s President and Chief Executive Officer has interests in the Asset Sale that are different from the other holders of the share of the Company’s common stock. See the section captioned “Interest of Certain Persons in the Asset Sale”. A properly executed ballot marked ABSTAIN with respect to this proposal will not be counted, although it will be counted for purposes of determining whether there is a quorum. Abstentions will have the same effect as a vote against this proposal. Broker non-votes will be deemed not entitled to vote on the subject matter as to which the non-vote is indicated. Broker non-votes also have the same effect as a vote against this proposal.

Proposal 2. Appointment of Directors: Broker non-votes will be deemed not entitled to vote on the subject matter as to which the non-vote is indicated. Broker non-votes will have no effect on the vote on the election of directors, nor are there any abstentions in the election of directors; rather stockholders may vote “for” each nominee or withhold such vote.

Proposal 3. Approval of an amendment to the Company’s Certificate of Incorporation to change the Company’s name: A properly executed ballot marked ABSTAIN with respect to this proposal will not be counted, although it will be counted for purposes of determining whether there is a quorum.  Abstentions will have the same effect as a vote against this proposal. Brokers have discretion to vote on behalf of beneficial owners with respect to this proposal; as a result, there will be no “broker non-votes” on this item.

Proposal 4. Approval of Possible Adjournments of the Annual Meeting: A properly executed ballot marked ABSTAIN with respect to this proposal will not be counted, although it will be counted for purposes of determining whether there is a quorum. Since abstentions are not considered votes cast, they will have no effect on the outcome of this proposal. Brokers have discretion to vote on behalf of beneficial owners with respect to this proposal; as a result, there will be no “broker non-votes” on this item.

Other than the relationship of Proposal 4 to Proposal 1 as described herein, none of the proposals is conditioned on the outcome of any other proposal.

Revocability of Proxies

The enclosed proxies will be voted in accordance with the instructions thereon. Unless otherwise stated, all shares represented by such proxy will be voted as instructed. Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before its use by delivering to the Secretary of the Company a written notice of revocation or a duly executed proxy bearing a later date. Any stockholder who has executed a proxy but is present at the Annual Meeting, and who wishes to vote in person, may do so by revoking his or her proxy as described in the preceding sentence. Shares represented by valid proxies in the form enclosed, received in time for use at the Annual Meeting and not revoked at or prior to the Annual Meeting, will be voted at the Annual Meeting.

The entire cost of soliciting proxies, including the costs of preparing, assembling, printing and mailing this proxy statement, the proxy and any additional soliciting material furnished to stockholders, will be borne by the Company. Arrangements will be made with brokerage houses, banks and other custodians, nominees and fiduciaries to send proxies and proxy materials to the beneficial owners of stock, and the Company expects to reimburse such persons for their reasonable out-of-pocket expenses. Proxies may also be solicited by directors, officers or employees of the Company in person or by telephone, telegram or other means. No additional compensation will be paid to such individuals for these services.

Solicitation of Proxies

The Company will bear the entire cost of soliciting proxies from its stockholders. In addition to solicitation of proxies by mail, the Company will request that banks, brokers, and other record holders send proxies and proxy material to the beneficial owners of the Company common stock and secure their voting instructions. The Company will reimburse the record holders for their reasonable expenses in taking those actions. If necessary, the Company may use several of its regular employees, who will not be specially compensated, to solicit proxies from the Company stockholders, either personally or by telephone, facsimile, letter or other electronic means.

Voting

Each stockholder is entitled to one vote for each share held on the close of business on the Record Date, on each matter properly submitted for the vote of stockholders at the Annual Meeting. The right to vote is exercisable, in person or by properly executed proxy as described further below.

If you are a stockholder of record as of the Record Date, you may vote in person at the Annual Meeting or vote by proxy using the proxy card. Whether or not you plan to attend the Annual Meeting, the Company urges you to vote by proxy to ensure your vote is counted. You may still attend the Annual Meeting and vote in person if you have already voted by proxy. To vote in person, you may come to the Annual Meeting and the Company will give you a ballot when you arrive. To vote using the proxy card, simply complete, sign and date the proxy card (which is enclosed if you received this proxy statement by mail or that you may request or that the Company may elect to deliver at a later time), and return it promptly in the envelope provided. If you return your signed proxy card to the Company before the Annual Meeting, the Company will vote your shares as you direct.

For Shares Registered in the Name of a Broker or Bank

Most beneficial owners whose stock is held in street name receive instructions for granting proxies from their banks, brokers or other agents, rather than the Company’s proxy card. If your shares are held in an account with a broker or bank please follow the instructions provided by such broker or bank.

MATTERS BEING SUBMITTED TO A VOTE OF INKSURE STOCKHOLDERS

Proposal 1: Asset Sale

At this year’s Annual Meeting, Company stockholders will be asked to approve the Asset Sale.

The terms of, reasons for and other aspects of the Asset Sale are described in detail in the other sections in this proxy statement.

You should note that while the Company is seeking approval of the Asset Sale as a sale of substantially all of the Company’s assets, if stockholders do not approve the Asset Sale, or if the Asset Sale does not otherwise close, it is likely that the Company will file for, or will be forced to resort to, bankruptcy protection.

Certain directors and executive officers of the Company entered into voting agreements with Spectra contemporaneously with the execution and delivery of the APA. Pursuant to the agreements, each such director or executive officer agreed to vote all shares of Company common stock beneficially owned by him as of the Record Date in favor of the approval of the APA and the transactions contemplated by the APA and related agreements and against any actions that would interfere with such transactions. As of the Record Date, these individuals collectively beneficially owned 18,697,548 shares of Company common stock, which represented approximately 43.3% of the outstanding shares of Company common stock as of the Record Date. The form of voting agreement is attached to this proxy statement as Annex B, and you are urged to read it in its entirety.

In addition, the Company’s President and Chief Executive Officer has interests in the Asset Sale that are different from the other holders of the share of the Company’s common stock. See the section captioned “Interest of Certain Persons in the Asset Sale”.

THE COMPANY’S BOARD OF DIRECTORS RECOMMENDS THAT COMPANY STOCKHOLDERS VOTE FOR PROPOSAL 1 TO APPROVE THE ASSET SALE.

Proposal 2: Appointment of Directors

At this year’s Annual Meeting, four nominees will be elected as directors, which number will constitute the entire Board of Directors. Each director will be elected to a one-year term and will hold office until the 2014 Annual Meeting and until his successor has been duly elected and qualified or until his earlier death, resignation or removal. The Board of Directors currently consists of three members, each of whom are standing for re-election at the Annual Meeting. Each of the nominees to the Board of Directors has been recommended by the Board of Directors. The Board of Directors has nominated Gadi Peleg, Alon Raich, David W. Sass and Roberto Alonso Jimenez Arias as directors.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE ELECTION OF EACH OF THE NOMINEES SPECIFIED HEREIN.

Proposal 3:  Approval of an amendment to the Company’s Certificate of Incorporation to change the Company’s name

At this year’s Annual Meeting, Company stockholders will be asked to approve an amendment to the Company’s Certificate of Incorporation to change our name from InkSure Technologies Inc. to New York Global Innovations Inc.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE AMENDMENT TO THE COMPANY’S CERTIFICATE OF INCORPORATION TO CHANGE THE COMPANY’S NAME.

Proposal 4: Approval of Possible Adjournments of the Annual Meeting

If the Company fails to receive a sufficient number of votes to approve Proposal 1 at the Annual Meeting, the Company may propose to adjourn the Annual Meeting on one or more occasions, each for a period of not more than 30 days, for the purpose of soliciting additional proxies to approve Proposal 1. The Company currently does not intend to propose adjournment at the Annual Meeting if there are sufficient votes to approve Proposal 1.

You should note that in the absence of a quorum of shares present in person or represented by proxy at the meeting, the bylaws of the Company, as amended (the “Bylaws”) provide that the chairperson of the meeting may adjourn the meeting. The presentation of this Proposal 4 to the stockholders of the Company is not intended to, and does not, prevent the chairperson of the meeting from adjourning the Annual Meeting in the manner set forth in the Company’s Bylaws under such circumstances. In addition, this Proposal 4 does not prevent the meeting from otherwise being adjourned or postponed in accordance with the requirements of the Delaware General Corporation Law, the amended and restated Certificate of Incorporation or the Bylaws of the Company.

THE COMPANY’S BOARD OF DIRECTORS RECOMMENDS THAT COMPANY STOCKHOLDERS VOTE FOR PROPOSAL 4 TO ADJOURN THE ANNUAL MEETING, IF NECESSARY, TO SOLICIT ADDITIONAL PROXIES IF THERE ARE NOT SUFFICIENT VOTES IN FAVOR OF PROPOSAL 1.

SUMMARY OF THE PROXY STATEMENT

This summary highlights selected information from this proxy statement and may not contain all of the information that is important to you. You should read carefully this entire proxy statement and the documents referred to in this proxy statement for a more complete description of the matters on which you are being asked to vote. A copy of the APA is attached as Annex A to this proxy statement. You are encouraged to read the APA as it is the legal document that governs the Asset Sale.  Also attached as Annex B is the form of Voting Agreement relating to the transactions contemplated by the APA. You are encouraged to read such agreement as well. This summary is qualified in its entirety by the APA and the more detailed information appearing elsewhere in this document. This summary includes page references in parentheses to direct you to a more complete description of the topics presented in this summary.

The Companies

InkSure Technologies Inc. (“InkSure”)
18 East 16th Street, Suite 307
New York, NY 10003
USA (646) 233-1454

InkSure, originally incorporated in the state of Nevada in 1997, but reincorporated in Delaware in 2003, develops, markets and sells customized authentication solutions designed to enhance the security of documents and branded products, to meet the growing demand for protection from counterfeiting. In this context, “counterfeit items” are imitation items that are offered as genuine with the intent to deceive or defraud. The Company operates within the “authentication industry,” an industry that includes a variety of companies providing technologies and services designed to prevent the counterfeiting and diversion of documents and products.

InkSure’s existing products are based on three principal technologies:

•	Unique chemical markers incorporated into security holograms.

•
Customizable security inks that are suitable for almost every type of digital and impact printing on a wide variety of surfaces or substrates (e.g., paper documents, plastic identification cards, packaging materials and labels). Some chemical markers can also be incorporated into volume liquids such as fuel.

•	Sophisticated “full-spectrum” readers that use proprietary software to quickly analyze marks inserted into the hologram or printed with our specialty inks.

InkSure’s security solutions are considered to be covert because its specialty inks are indistinguishable from standard non-security inks and are easily incorporated into variable and fully individualized data on holograms, documents, products, product labels, packaging and designs.  InkSure’s machine-readable taggant-based products provide a customized solution to counterfeiting by creating a unique chemical code for each product line or document batch that can only be authenticated by its readers.

InkSure Inc.
18 East 16th Street, Suite 307
New York, NY 10003
USA (646) 233-1454

InkSure Inc. conducts InkSure’s sales and marketing services.

InkSure Ltd.
1 Hamda St.,
Rehovot, 76703
Israel
(972) 8 9365583

InkSure Ltd. conducts InkSure’s R&D and operations services.

Spectra Systems Corporation
321 South Main Street, Suite 102
Providence, RI  02903
(401) 274-4700

Headquartered in Rhode Island, Spectra invents, develops, manufactures and markets advanced technology-based products used primarily to authenticate and process banknotes. The Company has focused on the commercialization of technologically advanced security products, both covert and public, for banknotes and other documents. Spectra provides an integrated solution, in that it supplies engineered materials for authentication and processing purposes, as well as hardware and software systems which verify the unique signatures of the authentication materials.

Spectra’s offerings include secure transactions beyond physical banknotes to secure software products for gaming that allow Spectra to utilize its blue-chip credentials with central banks to gain market share for the Industrial Control Systems (“ICS”) and other security software development throughout the gaming industry.  ICS is a secure, high speed data platform which plays a critical independent security role in auditing in real time online and many other gaming systems including pari-mutuel, video lottery terminals, or VLTs, Internet and mobile phone wagering platforms.  Spectra has penetrated the currency and document authentication markets through a series of strategic supply and licensing agreements with governmental, institutional and corporate partners.

Asset Sale under the Asset Purchase Agreement (page 16 and Appendix A)

On October 1, 2013, we, with our subsidiaries InkSure Inc. and InkSure Ltd., entered into an asset purchase agreement with Spectra, pursuant to which we have agreed, subject to specified terms and conditions, including approval of the Asset Sale by our stockholders at the Annual Meeting, to sell to Spectra substantially all of our right, title, and interest in substantially all of our assets.  In exchange we will receive on the closing date of the Asset Sale (the “Closing”) $840,684 in cash, plus Spectra’s and our good faith estimate of the inventory value at the closing date, plus an amount equal to 50% of all pre-closing accounts receivable collected after the Closing, and we may receive additional contingent consideration upon the achievement of development and commercialization conditions related to orders from certain specified clients, as further described below and in the attached APA.  In addition, Spectra will, at the Closing, deposit an additional $200,000 with Wells Fargo Bank, National Association (the “Escrow Agent”) to be held in accordance with the terms of the escrow agreement (the “Escrow Agreement”) to secure our obligations to pay Spectra any indemnification claims for a period of up to one year after the date of the Closing.

Following the Asset Sale, the Company’s Board of Directors plans to explore strategic alternatives to deploy the proceeds of the Asset Sale, which may include future acquisitions, a merger with another company, or other actions to redeploy capital, including, without limitation, the sale of the public shell company into which the net proceeds may be retained. It is unlikely, however, that the Company will make a distribution of cash to our stockholders.

A copy of the APA is attached as Annex A to this proxy statement. The description of the APA herein is qualified in its entirety by reference to the APA. We encourage you to read the APA in its entirety.

InkSure’s Reasons for the Asset Sale (page 18)

The Company’s Board of Directors has determined that the terms of the APA and the transactions contemplated by the APA and related agreements are advisable and in the best interests of the Company and its stockholders and creditors, and has approved the Asset Sale and the transactions contemplated by the APA and related agreements.

Both positive and negative factors, together with the background of the transaction set forth below, comprise the Board of Directors’ material considerations in entering into the APA.  For a description of the factors that the Board of Directors considered in entering into the APA, please see the discussion below under the heading “The Sale of Assets by the Company.”

Use of Proceeds (page 22)

The Company, and not the Company’s stockholders, will receive all of the net proceeds from the Asset Sale. Following the Asset Sale, the Company’s Board of Directors plans to explore strategic alternatives to deploy the proceeds of the Asset Sale, which may include future acquisitions, a merger with another company, or other actions to redeploy capital, including, without limitation, the sale of the public shell company into which the net proceeds may be retained. It is unlikely, however, that the Company will make a distribution of cash to our stockholders.

Although the Board of Directors and management have had preliminary discussions regarding potential uses of our capital following the Asset Sale, the Board of Directors intends to continue to review anticipated liabilities and potential strategic uses of capital in connection with the continuation of the Company as a going concern. Accordingly, we cannot specify with certainty the amount of net proceeds, if any, we will use for any particular use or the timing in respect thereof. Consequently, you should not vote in favor of the Asset Sale based upon any assumptions regarding the amount or timing of any potential usages of capital or distributions to stockholders.

Recommendations to the Company’s Stockholders (page 4)

At this year’s Annual Meeting, four nominees will be elected as directors, which number will constitute the entire Board of Directors, each for a one-year term and will hold office until the 2014 Annual Meeting and until his successor has been duly elected and qualified or until his earlier death, resignation or removal. The Board of Directors currently consists of three members, each of whom are standing for re-election at the Annual Meeting,  Each nominee has been recommended by the Board of Directors.  The Board of Directors has nominated Gadi Peleg, Alon Raich, David W. Sass and Roberto Alonso Jimenez Arias as directors.  The Board of Directors recommends that stockholders vote for the election of each of the nominees specified below.

The Company’s Board of Directors has determined that the sale of substantially all of the Company’s assets pursuant to the Asset Sale is advisable in the best interests of the Company and the Company’s stockholders and creditors.  The Company’s Board of Directors has approved the Asset Sale, and recommends that the stockholders of the Company vote in favor of the APA and the transactions contemplated by the APA and related agreements, and in favor of any necessary adjournments. The Company’s President and Chief Executive Officer has interests in the Asset Sale that are different from the other holders of the share of the Company’s common stock. See the section captioned “Interest of Certain Persons in the Asset Sale”.

Conditions to the Asset Sale (page 26)

The obligations of each of the Seller and Spectra to complete the Asset Sale are subject to the satisfaction of specified conditions set forth in the APA, including the approval of the APA and related agreements by Company stockholders holding a majority of the outstanding shares of the Company’s common stock.  The closing conditions of the APA are complex and include the entry into or effectiveness as of the closing date of a number of arrangements.  For a description of the closing conditions, please see the discussion below under the headings “Principal Provisions of the Asset Purchase Agreement” and “Certain Ancillary Agreements”.

Termination of the Asset Purchase Agreement (page 31)

The APA may be terminated prior to Closing by either Seller or Spectra in certain circumstances, including payment of a fee by Seller to Spectra if certain conditions are not met. For a description of the termination rights for each of the Seller and Spectra, please see the discussion below under the heading “Principal Provisions of the Asset Purchase Agreement.”

Interests of Certain Persons in the Asset Sale (page 35)

Prior to Closing, Spectra and Tal Gilat (the “Consultant”), the Company’s President and Chief Executive Officer, shall have entered into a consulting agreement (the “Consulting Agreement”) which provides that the Consultant will provide Spectra with consulting services to ensure: (1) the orderly transfer of the acquired business (and its customers) to Spectra, and (2) the ongoing growth and success of the acquired business.  In return, the Consultant (or his designee) will be compensated $5,000 per month for the duration of the Consulting Agreement, which has a term of two months, and he will receive $60,000 at closing in consideration of his non-compete agreements in the Consulting Agreement.

Spectra may terminate the Consulting Agreement early for cause with written notice in the event of certain specified occurrences as more fully described below.

The Consulting Agreement is described further below under the heading “Certain Ancillary Agreements”.  The form of Consulting Agreement is attached to this proxy statement as Annex D, and you are urged to read and review it in its entirety.

Without prior written consent of Spectra, the Company has agreed that it will not, except for increasing the Company’s President and Chief Executive Officer’s salary, increase the compensation payable to any officer, director or employee or agent of the Company, or enter into any agreement with respect to the employment of any employee which is not terminable at will, through and including the Closing.

In addition, if the Asset Sale is completed, the Company’s President and Chief Executive Officer will receive 5% of the net proceeds of the net consideration received by the Company, or approximately $75,000, on the same basis that the consideration is received, pursuant to his 2012 compensation package approved by the Company’s Compensation Committee.

Risk Factors (page 36)

In evaluating the Asset Sale, in addition to the other information contained in this proxy statement, you should carefully consider the risk factors relating to the Asset Sale and our Company discussed herein.

Voting Agreements (page 33)

Certain directors and executive officers of the Company entered into voting agreements with Spectra contemporaneously with the execution and delivery of the APA. Pursuant to the agreements, each such director or executive officer agreed to vote all shares of Company common stock beneficially owned by him as of the Record Date in favor of the approval of the APA and the transactions contemplated by the APA and related agreements and against any actions that would interfere with such transactions. As of the Record Date, these individuals collectively beneficially owned 18,697,548 shares of Company common stock, which represented approximately 43.3% of the outstanding shares of Company common stock as of the Record Date. The form of voting agreement is attached to this proxy statement as Annex B, and you are urged to read it in its entirety.

Escrow Agreement (page 34)

Simultaneously with the Closing, the Seller, Spectra, and the Escrow Agent will enter into the Escrow Agreement.  Pursuant to the agreement, Spectra will deposit $200,000 with the Escrow Agent, which will be held by the Escrow Agent until the first anniversary of the Closing and will secure the Seller’s obligations to pay to Spectra any of Spectra’s indemnification claims, if any.

The Escrow Agreement is described further below under the heading “Certain Ancillary Agreements”.  The form of Escrow Agreement is attached to this proxy statement as Annex C, and you are urged to read and review it in its entirety.

PROPOSAL 1: ASSET SALE

At this year’s Annual Meeting, InkSure’s stockholders are being asked to approve the sale of substantially all of the assets of the Company to Spectra as described in the APA in the form of Annex A attached to the proxy statement.  Stockholders are also being asked to consider and vote upon Proposal 4, which provides for one or more adjournments of the Annual Meeting to solicit additional proxies in the event there are not sufficient votes in favor of Proposal 1 at the Annual Meeting.

At this year’s Annual Meeting, the proxies granted by stockholders will be voted aggregately FOR the approval of the Asset Sale described below and FOR a possible adjournment of the Annual Meeting, unless a proxy specifies that it is to be voted against the Asset Sale and/or against any possible adjournments.

INKSURE’S BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE ASSET SALE DESCRIBED BELOW.

The following information is with respect to the Asset Sale:

FORWARD-LOOKING INFORMATION

This proxy statement contains statements that may constitute "forward-looking statements." Generally, forward-looking statements include words or phrases such as "anticipates," "believes," "estimates," "expects," "intends," "plans," "projects," "could," "may," "might," "should," "will," the negative of such terms, and words and phrases of similar import. For example, our statements about possible bankruptcy, our reasons for the Asset Sale, our expected completion of the Asset Sale and our use of the proceeds thereof, all involve forward-looking statements.  Such statements are based on management's current expectations and are subject to a number of risks and uncertainties, including, but not limited to, the difficulty inherent in operating in a rapidly evolving market, market and economic conditions, the impact of competitive products, product demand and market acceptance risks, changes in product mix, our ability to improve our margins, costs and availability of raw materials, fluctuations in operating results, delays in development of highly complex products, risks from uncertainties regarding litigation or mediation, our ability to continue as a going concern, risk of customer contract or sales order cancellations or reductions in volume, failure to meet the conditions necessary to complete the Asset Sale, risks inherent with each of the possible strategic alternatives to deploy the proceeds of the Asset Sale and possibly needing to seek bankruptcy protection if the Asset Sale is not completed or approved by our stockholders, as well as other risks detailed from time to time in our filings with the U.S. Securities and Exchange Commission (the “SEC”). These risks and uncertainties could cause our actual results to differ materially from those described in our forward-looking statements. Any forward-looking statement represents our expectations or forecasts only as of the date it was made and should not be relied upon as representing its expectations or forecasts as of any subsequent date. Except as required by law, we undertake no obligation to correct or update any forward-looking statement, whether as a result of new information, future events or otherwise, even if our expectations or forecasts change.

The following discussion and analysis should be read in conjunction with the financial statements, related notes and other information included in this proxy statement and with the Risk Factors included under Proposal 1 of this proxy statement and in our Annual Report.

QUESTIONS AND ANSWERS ABOUT THE ASSET SALE

Q: WHY IS INKSURE PROPOSING TO ENTER INTO THE ASSET SALE?

A: After due consideration of all other alternatives reasonably available to the Company, the Company’s Board of Directors concluded that the completion of the Asset Sale was the only alternative with the potential to enable the Company to satisfy its outstanding obligations and possibly make distributions to its stockholders. Following the Asset Sale, the Company’s Board of Directors plans to explore strategic alternatives to deploy the proceeds of the Asset Sale, which may include future acquisitions, a merger with another company, or other actions to redeploy capital, including, without limitation, the sale of the public shell company into which the net proceeds may be retained. It is unlikely, however, that the Company will make a distribution of cash to our stockholders.

Q: WHAT WILL INKSURE RECEIVE FOR THE ASSETS BEING SOLD IN THE ASSET SALE?

A: Pursuant to the APA, at the Closing, Spectra will pay to the Company $840,684 plus Spectra’s and the Seller’s joint good faith estimate of the closing date inventory value on the closing date. In addition, Spectra has agreed to make contingent payments of up to an additional $185,000, in the event specified milestones are achieved, with such contingent payments being subject to adjustment under certain circumstances, plus an amount equal to 50% of all collections of Seller’s accounts receivable received by Spectra after the Closing, all as more fully described herein. In addition, Spectra will, at the Closing, deposit an additional $200,000 with the Escrow Agent to be held in accordance with the terms of the Escrow Agreement to secure our obligations to pay Spectra any indemnification claims for a period of up to one year after the date of the Closing.

Q: WHAT HAPPENS IF THE ASSET SALE IS NOT COMPLETED?

A: If the Asset Sale is not completed, it is likely that the Company will file for, or will be forced to resort to, bankruptcy protection. In such event, it is extremely unlikely that the Company will be able to satisfy all of its liabilities and obligations, and there would therefore be no assets available for distribution to the Company’s stockholders.

Q: WILL ANY DISTRIBUTIONS BE MADE TO INKSURE’S STOCKHOLDERS?

A: Although the Board of Directors and management have had preliminary discussions regarding potential uses of our capital following the Asset Sale, the Board of Directors intends to continue to review anticipated liabilities and potential strategic uses of capital in connection with the continuation of the Company as a going concern. Accordingly, we cannot specify with certainty the amount of net proceeds, if any, we will use for any particular use or the timing in respect thereof. Consequently, you should not vote in favor of the Asset Sale based upon any assumptions regarding the amount or timing of any potential usages of capital or distributions to stockholders.

Q: WHAT HAPPENS IF INKSURE’S STOCKHOLDERS DO NOT APPROVE THE ASSET SALE?

A: If the Company’s stockholders do not approve the Asset Sale, it is likely that the Company will file for, or will be forced to resort to, bankruptcy protection. If the Asset Sale does not close for any reason, the Company will likely be unable to pay, or provide for the payment of, its liabilities and obligations, and there would therefore be no assets available for distribution to the Company’s stockholders.

Q: WHAT DO I NEED TO DO NOW?

A: You should read this proxy statement carefully in its entirety, including its annexes, to consider how the matters discussed will affect you. You should mail your signed proxy card in the enclosed return envelope as soon as possible so that your shares will be represented at the Annual Meeting.

Q: WHAT HAPPENS IF I DO NOT RETURN A PROXY CARD?

A: The failure to return your proxy card, coupled with a failure to attend and vote at the Annual Meeting, will have the same effect as voting AGAINST the approval of the Asset Sale and AGAINST amending the Company’s Certificate of Incorporation to change the Company’s name. It will have no impact on the election of directors or on the vote on adjournment of the Annual Meeting, if such vote occurs.

Q: WHAT HAPPENS IF I RETURN A SIGNED PROXY CARD BUT DO NOT INDICATE HOW TO VOTE MY PROXY?

A: If you do not include instructions on how to vote your properly signed and dated proxy card,  your shares will be voted FOR approval of the Asset Sale, FOR the election of each of the nominees specified herein, FOR amending the Company’s Certificate of Incorporation to change the Company’s name and FOR any adjournments.

Q: MAY I VOTE IN PERSON?

A: Yes. Rather than signing and returning your proxy card, you may attend the Annual Meeting and vote your shares in person.

Q: MAY I CHANGE MY VOTE AFTER I HAVE MAILED MY SIGNED PROXY CARD?

A: Yes. You may change your vote at any time before your proxy card vote is voted at the Annual Meeting.  You can do this in one of three ways:

•	First, you can send a written, dated notice stating that you would like to revoke your proxy.

•	Second, you can complete, date and submit a new proxy card.

•	Third, you can attend the Annual Meeting and vote in person.

Your attendance alone will not revoke your proxy.  If you have instructed a broker to vote your shares, you must follow directions received from your broker to change those instructions.

Q: IF MY SHARES ARE HELD IN “STREET NAME” BY MY BROKER, WILL MY BROKER VOTE MY SHARES FOR ME?

A: Your broker will not be able to vote your shares without instructions from you.  You should instruct your broker to vote your shares by following the procedure provided by your broker.

Q: AM I ENTITLED TO APPRAISAL RIGHTS?

A: No.  The Company’s stockholders are not entitled to appraisal rights in connection with the Asset Sale.

Q: WHO CAN HELP ANSWER MY ADDITIONAL QUESTIONS?

A: Company stockholders who would like additional copies of this proxy statement or have additional questions about the transaction, including the procedures for voting the Company’s shares, should contact:

InkSure Technologies Inc.
18 East 16th Street, Suite 307
New York, NY 10003
Telephone: (646) 233-1454

THE SALE OF ASSETS BY THE COMPANY

This section of the proxy statement describes material aspects of the proposed sale of substantially all of the assets by the Company, through the Asset Sale, and certain related transactions. While the Company believes that the description covers the material terms of the Asset Sale, this summary may not contain all of the information that is important to you. You should carefully read this entire proxy statement and the other documents referred to in this proxy statement for a more complete understanding of the Asset Sale and related transactions of the Company.

The Company’s Board of Directors is recommending that the sale of substantially all of the assets of the Company, through the Asset Sale, be approved by its stockholders at the Annual Meeting. A copy of the APA, setting forth the terms and conditions of the Asset Sale, is attached as Annex A to this proxy statement. The Company’s President and Chief Executive Officer has interests in the Asset Sale that are different from the other holders of the share of the Company’s common stock. Please see the discussion below under the heading “Interest of Certain Persons in the Transaction”.

On September 25, 2013, the Board of Directors of the Company authorized the execution of the APA with Spectra, which was entered into as of October 1, 2013. Pursuant to the terms of the APA, Spectra will acquire at the Closing substantially all of the assets of the Company, with certain exclusions described below.

In consideration for the acquisition of assets pursuant to the APA, Spectra will pay the Seller $840,684, plus Spectra’s and the Seller’s joint good faith estimate of the closing date inventory value on the closing date.  Spectra will also pay the Seller the following post-Closing conditional payments:

•	$35,000 if and when orders placed by Holostik with Spectra return to an average monthly level of $16,666.67 during any continuous period of six months after the Closing;

•
$150,000 if and when (1) the Seller enters into the K-fee Agreement and Spectra is properly assigned the Seller’s rights and assumes the Seller’s obligations under the K-fee Agreement, or (2) Spectra enters into a K-fee Agreement directly with any of the aforementioned counterparties at any time prior to December 31, 2013; and/or,

•	an amount equal to 50% of all collections of the accounts receivable received by Spectra after the Closing.

Additionally, Spectra will deposit with the Escrow Agent an additional $200,000 upon Closing, to be disposed of by the Escrow Agent in accordance with the terms and provisions the Escrow Agreement in the form attached as Annex C to this proxy statement.  Subject to any successful claims asserted by Spectra under the APA, the amount held under the Escrow Agreement will be paid to the Seller one year after the Closing.

There is no assurance that the Asset Sale will be completed. Certain material terms of the APA and features of the Asset Sale are summarized below.  Stockholders should read the APA and the Escrow Agreement in their entirety.

Background of the Company

InkSure, originally incorporated in the state of Nevada in 1997, but reincorporated in Delaware in 2003, currently develops, markets and sells customized authentication solutions designed to enhance the security of documents and branded products, to meet the growing demand for protection from counterfeiting. In this context, “counterfeit items” are imitation items that are offered as genuine with the intent to deceive or defraud. It operates within the “authentication industry,” an industry that includes a variety of companies providing technologies and services designed to prevent the counterfeiting and diversion of documents and products.

InkSure’s existing products are based on three principal technologies:

•	Unique chemical markers incorporated into security holograms.

•
Customizable security inks that are suitable for almost every type of digital and impact printing on a wide variety of surfaces or substrates (e.g., paper documents, plastic identification cards, packaging materials and labels). Some chemical markers can also be incorporated into volume liquids such as fuel.

•	Sophisticated “full-spectrum” readers that use proprietary software to quickly analyze marks inserted into the hologram or printed with our specialty inks.

The Company’s security solutions are considered to be covert because its specialty inks are indistinguishable from standard non-security inks and are easily incorporated into variable and fully individualized data on holograms, documents, products, product labels, packaging, and designs.  InkSure’s uniquely formulated machine-readable taggant-based products provide a customized solution to counterfeiting by creating a unique chemical code for each product line or document batch that can only be authenticated by our readers. If the Asset Sale closes, InkSure would cease to operate in this line of business.

Background of the Transaction

On October 4, 2011, Mr. Tal Gilat, the Company’s President and Chief Executive Officer, received an unsolicited inquiry from Spectra’s President and Chief Executive Officer, Mr. Nabil Lawandy, regarding either a potential partnership with the Company or a potential interest in acquiring a portion of the Company’s assets. Mr. Gilat replied on the following day that he would be willing to have a conference call with Mr. Lawandy to discuss his inquiry further.

On October 24, 2011, Mr. Gilat and Mr. Lawandy had a conference call to discuss a potential arrangement, from which it was clear that both companies develop similar technologies – i.e., taggant and taggant readers – but operate in different markets. Spectra is focused on the currency anti-counterfeiting market while InkSure is more focused on the tax stamps anti-counterfeiting and brand protection markets. After the call, Mr. Gilat introduced Mr. Gadi Peleg, the Company’s Chairman of the Board, to Mr. Lawandy and suggested that the parties meet in New York City. The companies signed a Non-Disclosure Agreement on October 25, 2011 (the “Non-Disclosure Agreement”).

The meeting between Mr. Peleg and Mr. Lawandy took place in New York City on December 6, 2011. During the meeting, it became clear that Spectra had both the cash on hand and strong interest in acquiring all or substantially all of the Company’s anti-counterfeiting assets and wanted to methodically evaluate this opportunity.  Following the meeting, Mr. Lawandy asked Mr. Peleg to have Mr. Dadi Avner, the Company’s Chief Financial Officer, contact Mr. Doug Anderson, Spectra’s Chief Financial Officer, to elaborate on the Company’s public financial statements and business.

On December 23, 2011, both companies held a conference call headed by Messrs. Gilat and Avner from the Company and Messrs. Lawandy and Anderson from Spectra. The Company's business and financial situation were discussed in detail. Following the call, Mr. Lawandy informed the Company that he was prepared to discuss the terms of a potential transaction, which, if accepted, would be followed by a full due diligence review and consideration by Spectra’s board of directors.

Over the next few months, both companies negotiated in good faith to agree on mutually satisfactory terms. On April 23, 2012, Mr. Lawandy informed Mr. Peleg that Spectra was no longer interested in moving forward with evaluating this opportunity, primarily because negotiations with the Company were taking longer than expected due to an inability to mutually agree to  terms relating to material adverse change clauses in the acquisition agreement.

Company management contacted two other potential acquirers. The Company negotiated with these two companies but was unable to reach an agreement on business terms. The Company contacted the first potential acquirer at the end of 2012 and the second company at the beginning of 2013.

The Company and Spectra did not have any other discussions until May 16, 2013. On that day, Mr. Peleg received an email from Mr. Lawandy expressing an interest in revisiting a potential transaction.

On May 30, 2013, both companies held a conference call headed by Messrs. Gilat and Peleg from the Company and Messrs. Lawandy and Anderson from Spectra. Both parties expressed a common interest in moving forward on the call. On June 9, 2013, the companies signed amendments to the Non-Disclosure Agreement in order to allow for the disclosure of customers and potential projects details, as well as the beginnings of the due diligence process.

Mr. Gilat visited Spectra’s U.S. offices on July 8 – 9, 2013. The purpose of this visit was to discuss, in detail, all aspects of the Company’s business and technology. Following the visit, the two companies conducted a detailed due diligence process.

Mr. Lawandy forwarded a draft of the APA to the Company on July 12, 2013. The companies negotiated the terms of the APA until it was signed on October 1, 2013. Both companies issued press releases announcing entry into the APA on October 2, 2013.

Reasons for the Sale of Assets of InkSure

The following discussion of the reasons for the Asset Sale contains a number of forward-looking statements that reflect the current views of the Company with respect to future events that may have an effect on its financial performance.  There can be no assurance that the benefits of the transaction considered by the Board of Directors will be achieved through completion of the Asset Sale.  See “Risk Factors.”  Forward-looking statements are subject to risks and uncertainties.  Actual results and outcomes may differ materially from the results and outcomes discussed in the forward-looking statements.  Cautionary statements that identify important factors that could cause or contribute to differences in results and outcomes include those discussed in “Forward-Looking Information” and “Risk Factors.”

The Company’s Board of Directors has determined that the terms of the APA and the transactions contemplated by the APA and related agreements are advisable and in the best interests of the Company and its stockholders and creditors, and has approved the Asset Sale and the transactions contemplated by the APA and related agreements.

In reaching its determination, the Company’s Board of Directors considered a number of positive factors, including the following:

•
the conclusion of the Board of Directors that the Company would not be able to continue to operate effectively in light of the significant losses that it was incurring to date and expected to continue to incur under its present business model pursuing its existing business endeavors, nor would it be able to raise the capital necessary in a timely manner to permit it to pursue development of its business endeavors in light of the Company’s increasingly precarious cash flow position;

•
the terms and conditions of the APA and the financial ability of Spectra to pay the cash consideration payable at Closing, and, if applicable, the contingent payments following the closing of the Asset Sale, which led the Company’s directors to conclude that it was reasonably likely that the Asset Sale would be completed and that as a result entering into the APA would improve the ability of the Company to pay, or provide for the payment of, the liabilities owed to its creditors to a greater extent and explore strategic alternatives to deploy the proceeds of the Asset Sale, which may include future acquisitions, a merger with another company, or other actions to redeploy capital, including, without limitation, sale of the public shell company into which the net proceeds may be retained; it is unlikely, however, that the Company will make a distribution of cash to our stockholders;

•
the results of efforts made by Company management to solicit indications of interest from third parties regarding a potential investment in the Company, which did not result in sufficient indications of interest in making such an investment in the Company;

•
the results of efforts made by Company management to solicit indications of interest from third parties regarding a strategic partnership or a potential purchase of the Company or some or all of its assets, which resulted in the best cash offer from Spectra; and

•
plans to explore strategic alternatives to deploy the proceeds of the Asset Sale, which may include future acquisitions, a merger with another company, or other actions to redeploy capital, including, without limitation, the sale of the public shell company into which the net proceeds may be retained. It is unlikely, however, that the Company will make a distribution of cash to our stockholders.

The Company’s Board of Directors also considered a number of potentially negative factors in its deliberations concerning the Asset Sale. The potentially negative factors considered by the Board of Directors included:

•
the risk that the Asset Sale might not be completed in a timely manner or at all, including as a result of any of the closing conditions, which involve significant actions by third parties (such as Israel’s Office of the Chief Scientist at the Ministry of Industry and Trade (“OCS”)) that to a certain extent are outside of the Company’s control, not being met;

•	the potential U.S. tax implications of the Asset Sale, including a potential tax liability of up to $25,000 depending on Spectra’s appraisal of the assets to be acquired;

•	the potential negative impact of any vendor or creditor confusion after announcement of the proposed Asset Sale;

•	the potential negative reaction of the financial community after announcement of the proposed Asset Sale;

•	the interests of Tal Gilat, our President and Chief Executive Officer, in the completion of the Asset Sale described below under “Interests of Certain Persons in the Asset Sale”; and

•	the other risks and uncertainties discussed above under “Risk Factors.”

The foregoing positive and negative factors together with the background of the transaction set forth above comprise the Board of Directors’ material considerations in entering into the APA.

The Company’s Board of Directors did not retain a transaction adviser to assist in the exploration of various strategic alternatives, including a sale of the Company or some or all of its assets, and it did not ask a transaction adviser to deliver a “fairness opinion” confirming that the consideration to be paid by Spectra is fair from a financial point of view to the Company’s stockholders.  Company management contacted three potential acquirers. The Company negotiated with these three companies but was able to reach an agreement on the business terms only with Spectra, which also provided the highest offer. The Board of Directors, including all three independent directors on the Board of Directors, concluded that they had thoroughly examined the Company’s alternatives, and had determined that the only alternative reasonably likely to enable the Company to satisfy its obligations was the Asset Sale transaction with Spectra.  The Board of Directors reached such a conclusion independently and determined that, under the circumstances, the Asset Sale was in the best interests of the Company’s stockholders.  The Company’s Board of Directors also determined that the costs of obtaining a “fairness opinion,” from a transaction adviser or any other third party, would be disproportionately higher than any corresponding benefit that would be realized by obtaining such an opinion.

Spectra mandated that the transaction be structured as a sale of assets, rather than other structures such as a merger and was not amenable to alternative structures.  Based on Spectra’s position and the factors listed above, the Board of Directors determined that a sale of assets would likely return the greatest value to the Company’s stockholders as no other alternatives had the same likelihood of achieving success in meeting InkSure’s goals, including avoiding bankruptcy.  There can be no assurance that the net proceeds from the Asset Sale and the liquidation value per share of common stock in the hands of Company stockholders will equal or exceed the price or prices at which the common stock has recently traded or may trade in the future, or that the liquidation value will exceed zero. However, the Board of Directors believes that it is in the best interests of the Company and its stockholders and creditors that the Company pay or make adequate provision for its liabilities and obligations and take actions to potentially enable distribution to the stockholders any remaining proceeds from the sale of the Company’s assets. If the Asset Sale is not completed, the Board of Directors will explore what, if any, alternatives are available for the future of the Company. The Board of Directors does not believe, however, that there are viable alternatives to the Asset Sale, and even if there were, that any of its employees would continue to be available to execute them.

The foregoing discussion of these factors is not meant to be exhaustive, but includes the material factors considered by the Board of Directors. The Board of Directors did not quantify or attach any particular weight to the various factors that they considered in reaching their determination that the terms of the Asset Sale are fair to and in the best interests of the Company and its stockholders and creditors. Rather, the Board of Directors viewed its recommendation as being based upon its business judgment in light of the Company’s financial position and the totality of the information presented and considered, and the overall effect of the Asset Sale on the creditors and stockholders of the Company compared to continuing the business of the Company or seeking other potential parties to effect an investment in or other business combination or acquisition transaction with the Company.

Regulatory Matters

Other than consent from the OCS to the assignment of ScanSure products and services to Spectra, the Company is not aware of any regulatory or governmental approvals required to complete the Asset Sale.

Use of Proceeds

The Company, and not the Company’s stockholders, will receive all of the net proceeds from the Asset Sale. Following the Asset Sale, the Company’s Board of Directors plans to explore strategic alternatives to deploy the proceeds of the Asset Sale, which may include future acquisitions, a merger with another company, or other actions to redeploy capital, including, without limitation, the sale of the public shell company into which the net proceeds may be retained. It is unlikely, however, that the Company will make a distribution of cash to our stockholders.

Although the Board of Directors and management have had preliminary discussions regarding potential uses of our capital following the Asset Sale, the Board of Directors intends to continue to review anticipated liabilities and potential strategic uses of capital in connection with the continuation of the Company as a going concern. Accordingly, we cannot specify with certainty the amount of net proceeds, if any, we will use for any particular use or the timing in respect thereof. Consequently, you should not vote in favor of the Asset Sale based upon any assumptions regarding the amount or timing of any potential usages of capital or distributions to stockholders.

Appraisal Rights

Under Delaware law, the Company’s stockholders do not have appraisal rights as a result of the Asset Sale.

Votes Required for the Asset Sale

The affirmative vote of the holders of a majority of the outstanding shares of the Company’s common stock as of the Record Date is required to approve the Asset Sale. Pursuant to voting agreements and related irrevocable proxies executed by certain executive officers and directors of the Company and its affiliates, 18,697,548 outstanding shares of the Company’s common stock (which excludes shares subject to stock options) beneficially owned by them and their affiliates on the Record Date (representing approximately 43.3% of the total number of shares of the Company’s common stock outstanding at that date), will be voted in favor of the approval of the APA and the transactions contemplated by the APA and related agreements.

THE COMPANY’S BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE APPROVAL OF THE ASSET SALE.

PRINCIPAL PROVISIONS OF THE ASSET PURCHASE AGREEMENT

The following describes the principal provisions of the APA. The full text of the APA is attached as Annex A to, and is incorporated by reference into, this proxy statement. You are encouraged to read the APA in its entirety. Capitalized terms in the following descriptions have the meanings set forth in the APA.

The Asset Purchase Agreement

Purchased Assets

The APA provides that Spectra will purchase substantially all of the assets used in the business of the Seller, including the following assets:

•	certain specified machinery, equipment, computer hardware, plant and office furniture and fixtures, and tools and dies of the Seller;

•
all inventory of the Seller, including, finished goods, work-in-process and raw materials and supplies on hand, and all inventory returned by customers after the closing date in the ordinary course of business of the Seller’s business and consistent with past experience;

•
all trade accounts receivable of the Seller’s business, and all fees and other revenues received or to be received after the closing date by the Seller, or thereafter becoming due and payable to the Seller, under all of the assumed contracts and, in the case of any assumed contract that has expired, pursuant to any course of dealing which represents a continuation or extension thereof;

•	all intellectual property owned by the Seller (excluding the Seller’s Radio Frequency Identification (RFID) product);

•	all confidential information described in the APA;

•
customer lists, lists of suppliers, lists of salesmen, sales reports, cost sheets, bills of material, technical information, engineering data, production data, requests for proposals or bid invitations received by the Seller from customers or potential customers and all of Seller’s responses thereto, marketing literature and material, logos and branding material, blueprints and specifications, drawings, and all files, financial and business information and records of the Seller relating to the acquired assets or used in the Seller’s business;

•
subject to third party consents, all right, title and interest of the Seller in and to (1) certain specified contracts, (2) all purchase orders given by the Seller in the ordinary course of its business with respect to which the Seller has not received all of the goods or services ordered on or prior to the closing date, and (3) all purchase orders submitted to the Seller by its customers in the ordinary course of its business with respect to which the Seller has not received full payment thereon on or prior to the closing date;

•	all government licenses and permits necessary to the conduct of the Seller’s business which are transferable to Spectra;

•	certain specified prepaid expenses of the Seller’s business;

•	all of the Seller’s right, title and interest in and to Seller’s corporate name, and any variation or derivation thereof;

•	the goodwill of the Seller’s business;

•
all manufacturers’, vendors’ and suppliers’ warranties, to the extent assignable, with or without the consent of the manufacturer, vendor or supplier, as the case may be, in respect of any asset used in the Seller’s business; and

•	general intangibles, contract claims and other rights and other specified property owned by the Seller and used or useable in the Seller’s business.

ScanSure Products.  In addition to those assets listed above, the Seller’s ScanSure products and services, developed by the Seller with grant funding of $105,334 from the OCS, will be acquired by Spectra.  As of the Closing, all ScanSure products will be transferred from the Seller to Spectra without any restrictions or limitations whatsoever.  To effectuate this transfer, Seller will file with the OCS an application complying with all applicable legal requirements seeking the OCS’s approval of the transfer and will seek to obtain approval as soon as possible.  In addition, Seller will pay the OCS any payment (not in excess of six times the grant amount plus interest) required by the OCS in connection with the transfer by Closing.

Retained Assets

Pursuant to the terms of the APA, the Seller will retain certain rights, assets and liabilities in connection with the transaction, including:

•
the Seller’s corporate franchise, stock record books, corporate record books containing minutes of meetings of directors, committees of the Board of Directors, and stockholders, the Seller’s corporate seal, and such other records as have to do exclusively with the Seller’s organization or stock capitalization;

•	the cash balances (and cash equivalents) of the Seller as of the Closing;

•	certain specified income tax deposits, income tax refunds, and prepaid expenses;

•	the Seller’s tax returns;

•	any real property in which the Seller has fee simple title, any leasehold interest of the Seller in real property and any leasehold improvements;

•	employee benefit or fringe benefit plans or policies;

•	life insurance policies owned by the Seller on the life of any employee of the Seller, and the cash surrender value thereof;

•	assets or rights of the Seller relating exclusively to its RFID product; and

•	other specified assets of the Seller and certain other customary exceptions.

Liabilities of the Seller

Pursuant to the terms of the APA, the Seller will retain all of its liabilities not specifically assumed by Spectra. Included within liabilities of the Seller assumed by Spectra are the performance obligations of the Seller under the assumed contracts arising after the closing date.

Consideration to be Received by the Seller

Total Consideration.  If the Asset Sale is completed, the Seller will receive total consideration comprised of:

•	$840,684 plus Spectra’s and the Seller’s joint good faith estimate of the closing date inventory value on the closing date;

•	the following post-Closing conditional payments:

o	$35,000 if and when orders placed by Holostik with Spectra return to an average monthly level of $16,666.67 during any continuous period of six months after the Closing;

o
$150,000 if and when (1) the Seller enters into the K-fee Agreement and Spectra is properly assigned the Seller’s rights and assumes the Seller’s obligations under the K-fee Agreement, or (2) Spectra enters into a K-fee Agreement directly with any of the aforementioned counterparties at any time prior to December 31, 2013; and/or,

o	an amount equal to 50% of all collections of the accounts receivable received by Spectra after the Closing.

Additionally, Spectra will deposit with the Escrow Agent an additional $200,000 upon Closing, to be disposed of by the Escrow Agent in accordance with the terms and provisions the Escrow Agreement in the form attached as Annex C to this proxy statement and described below.  Subject to any successful claims asserted by Spectra under the APA, the amount held under the Escrow Agreement will be paid to the Seller one year after the Closing.

Determination of Purchase Price.  The purchase price paid by Spectra for the assets purchased from the Seller was arrived at through arm’s length negotiations between the Seller and Spectra.  The purchase price was not determined by or based on the recommendation of any outside party.

Expected Timing of the Transaction

The parties expect that the Asset Sale will close on January 9, 2014 or, if certain specified conditions precedent as set forth in the APA have not been satisfied or waived on or before that date, on the business day immediately following the later date on which such conditions precedent have been satisfied or waived, or at such other time, date and/or place as the Seller and Spectra mutually agree.  The APA provides that if the Closing has not occurred by January 31, 2014, then, subject to certain conditions described more fully below, either party may terminate the APA.

Conditions to Closing

The Seller and Spectra will complete the Asset Sale only if a number of customary conditions are satisfied or waived, including the following:

Conditions Precedent to the Obligations of Spectra:

•	the representations and warranties of the Seller set forth in the APA shall be true and correct in all material respects;

•	the Seller shall have performed in all material respects all of its obligations contained in the APA, and have certified to such effect;

•	no proceedings shall have been initiated or threatened in connection with the consummation of the transactions;

•
Spectra and the Seller shall have obtained all necessary approvals, consents and authorizations, including, but not limited to, those from OCS with respect to the assignment of ScanSure products and services to Spectra;

•
Spectra shall be completely satisfied that the Seller shall have fully complied with all applicable requirements of the Encouragement of Industrial Research and Development Law 1984 and the regulations thereunder pertaining to the Seller’s intellectual property, and any payment required by the OCS to be made to the OCS in connection with such separation and transfer shall have been paid by the Seller to the OCS in full;

•
the Seller shall have afforded to Spectra the opportunity to meet in person and participate in conference calls with each and all of the Seller’s top four customers, and Spectra shall be completely satisfied with the results of such meetings and/or conference calls in Spectra’s sole discretion;

•	Spectra and Tal Gilat shall have entered into the Consulting Agreement;

•	a designated appraiser shall have completed an appraisal of the assets to be acquired to Spectra’s complete satisfaction;

•
each of the Seller’s current employees and independent contractors designated by Spectra shall have irrevocably assigned to the Seller their entire right, title and interest in and to any inventions conceived by them relating to the Seller’s business other than any invention relating exclusively to the Seller’s RFID product; and

•
except for amounts being contested in good faith by the Seller and disclosed to Spectra prior to Closing, the Seller shall have paid in full all commissions owed to the Seller’s sales agents in respect of sales of the Seller’s products and services made prior to Closing, and the Seller shall have demonstrated satisfaction of this condition to Spectra’s reasonable satisfaction.

Conditions Precedent to the Obligations of the Seller:

•	the representations and warranties of Spectra shall be true and correct in all material respects;

•	Spectra shall have performed in all material respects all of its obligations and certified to such effect;

•	no proceedings shall have been initiated or threatened in connection with the consummation of the transactions contemplated by the APA; and

•	Spectra and the Seller shall have obtained all necessary approvals, consents and authorizations.

Representations and Warranties

The APA contains various representations and warranties made by each party thereto regarding aspects related to each party’s assets, business, financial condition, structure and other facts pertinent to the asset sale.

The representations and warranties made by the Seller cover the following topics, among others:

•	the due organization, authority, and power of the Seller and similar corporate matters;

•	the authorization, execution, delivery and enforceability of the APA and the related agreements as against the Seller;

•	the lack of conflicts with the Seller’s Certificate of Incorporation or Bylaws or violations of agreements or laws applicable to the Seller;

•	the Seller’s title to assets being purchased by Spectra and the lack of encumbrances upon and the sufficiency of such assets;

•	the intellectual property being transferred;

•	the Seller’s permits and licenses, historical financial statements, compliance with applicable laws and regulations related to the Seller’s business and the absence of undisclosed liabilities;

•	the Seller’s material contracts and the contracts to be transferred to Spectra;

•	the absence of litigation;

•	the Seller’s taxes and insurance matters;

•	absence of changes in the Seller’s conduct of its business;

•	the Seller’s solvency;

•	consents or other approvals required in connection with the transaction;

•	no broker or finder’s fee becoming due in connection with the transactions;

•	employment matters; and

•	government funding and compliance with regulatory matters with respect to the Seller’s products.

The APA also contains limited representations and warranties made by Spectra.  The representations and warranties made by Spectra cover the following topics, among others:

•	the due organization, authority and power of Spectra and similar corporate matters;

•	the authorization, execution, delivery and enforceability of the APA and the related agreements;

•	the absence of required governmental or other approvals;

•	no broker or finder’s fee becoming due in connection with the transactions; and

•	the absence of litigation.

Indemnification

Under the terms of the APA, the Seller and Spectra are obligated to indemnify the other for certain losses incurred or suffered.

The Seller is obligated to indemnify Spectra for any claims by third persons, damages, liabilities, diminution in value, losses and expenses (including reasonable attorneys’ fees, settlement amounts, or other costs), taxes, fines, penalties and interest sustained or suffered by Spectra or its officers, directors, affiliates, employees or agents as a result of:

•	a breach of any representation or warranty made by the Seller, or a failure to perform any agreement or covenant made by the Seller;

•	any claim as a result of such breached representation, warranty, agreement or covenant; or

•	any excluded liability.

Spectra is obligated to indemnify the Seller for any claims by third persons, damages, liabilities, diminution in value, losses and expenses (including reasonable attorneys’ fees, settlement amounts, or other costs) sustained or suffered by Seller or its officers, directors, affiliates, employees or agents, as a result of:

•	a breach of any representation or warranty made by Spectra, or a failure to perform any agreement or covenant made by Spectra;

•	any claim as a result of such breached representation, warranty, agreement or covenant; or

•	any assumed liabilities.

Pursuant to the Escrow Agreement, Spectra will deposit $200,000 with the Escrow Agent, which will be held by the Escrow Agent in an interest bearing account and administered and disposed of by the Escrow Agent in accordance with the terms of the Escrow Agreement for claims related to breaches of certain representations and warranties.

Conduct of the Seller’s Business Prior to the Closing of the Asset Sale

During the period from the date of the APA until the closing of the Asset Sale, the Seller has agreed to conduct its business in the ordinary course of business consistently with those practices, policies, customs and usages which were in effect as of the date of the APA.  The Seller agreed to use its commercially reasonable efforts to keep intact its business, to keep available its key employees and to maintain the goodwill of its customers, distributors and suppliers and other persons having business dealings with it. It further agreed to keep all machinery, equipment and inventory in good working order and condition; take all necessary action to safeguard, maintain in full force and effect and preserve its ability to enforce its ownership and rights in connection with all Seller’s intellectual property; and duly and punctually perform in all respects all assumed contracts.  The Seller further agreed that it would not do any of the following things in connection with its business (except with the prior written consent of Spectra):

•	make or permit any change in the business or enter into any transaction not in the ordinary course of business;

•	sell, lease, transfer or otherwise dispose of any of its assets, except sales of inventory in the ordinary course of business consistent with past practices;

•	enter into, amend, modify or terminate any material contract or agreement;

•
except for increasing Tal Gilat’s salary to its prior level of $25,000 per month and reimbursing him for the monthly lease of an automobile consistent with past practice, increase the compensation payable to any officer, director or employee or agent of the Seller; or enter into any agreement with respect to the employment of any employee which is not terminable at will;

•	change the manner of keeping the books, accounts or records of the Seller, or the accounting practices therein reflected;

•	dissolve, wind up, liquidate or terminate the business or the Seller;

•	merge, consolidate, reorganize or recapitalize the Seller;

•	mortgage, pledge, grant or permit to exist a security interest in or lien or encumbrance on any of the assets to be acquired except for certain permitted liens;

•	assume, endorse, guarantee or otherwise become liable for or upon the obligation of any person;

•	change the executive management or the key personnel of the Seller;

•	without a demonstrably valid business reason, accelerate or defer any item of income or expense of the Seller;

•	apply or negotiate for the receipt of a grant from any governmental authority; or

•	institute, settle or dismiss any litigation, claim or other proceeding before any court or governmental agency.

In addition, the Seller has agreed to give Spectra reasonable access to, among other things, the Seller’s books, records, and work papers related to the assets being transferred.

Agreement Not to Compete

The Seller agreed that it and its affiliates will not, without Spectra’s prior written consent, directly or indirectly, anywhere within the world, from the Closing until three years after the Closing:

•	interact in any capacity or to any extent, directly or indirectly with, a competing business;

•	interfere or attempt to interfere with any officers, employees, representatives or agents of Spectra, or any of its affiliates; or

•
for the purpose of conducting or engaging in a competing business, contact any clients, suppliers, customers or accounts of the business being sold or Spectra or any of its affiliates or interfere with any custom, trade, business or patronage of the business or Spectra or any of its affiliates.

Other Covenants

The parties to the APA agreed to certain additional covenants in the APA, including covenants regarding:

•	public disclosure regarding the subject matter of the APA;

•	regulatory matters with respect to the products and services being acquired; and

•	transfer or delivery of materials, know how, information and data related to the assets being acquired.

Termination of the Asset Purchase Agreement

The APA may be terminated prior to Closing:

•	by mutual written consent of Spectra and the Seller;

•
by Spectra or the Seller if the Closing shall not have been consummated by 11:59 p.m. Eastern Standard Time on January 31, 2014; provided the party seeking termination did not fail to perform a material obligation that caused or resulted in the delay of Closing;

•
by Spectra or the Seller if (1) a court of competent jurisdiction or other governmental body has restrained, enjoined or otherwise prohibited the Closing, or (2) a legal requirement makes Closing illegal or otherwise prohibits or prevents the Closing;

•
by Spectra or the Seller if the Seller holds the Annual Meeting and the APA is not adopted; unless the failure to obtain the required stockholder vote is attributable to a party’s failure to perform any material obligation required to be performed by it, and the Seller cannot so terminate the APA until it has made certain required payments;

•
by Spectra if (1) the Board of Directors fails to recommend that the InkSure’s stockholders vote to adopt the APA, (2) the Board of Directors has changed its recommendation as described more fully in Section 6.8(b) of the APA (pertaining to the holding of the Annual Meeting), (3) the Board of Directors shall have approved, endorsed or recommended any other acquisition proposal, (4) the Seller shall have failed to include the Board of Directors’ recommendation in this proxy statement, (5) the Seller or any representative of the Seller violates, breaches or takes any action inconsistent with any of the provisions set forth in the sections pertaining to non-solicitation of acquisition proposals and the holding of the Annual Meeting in the APA, or (6) the Board of Directors or any committee thereof resolves or proposes to take any such action;

•
by Spectra (1) if any of the Seller’s representations and warranties were inaccurate, or (2) if (A) any of the Seller’s representations and warranties subsequently became inaccurate, and (B) such inaccuracy, if capable of cure, has not been cured by the Seller within ten business days after, or (3) if any of the Seller’s covenants contained in the APA were breached;

•
by the Seller (1) if any of Spectra’s representations and warranties were inaccurate, or (2) if (A) any of Spectra’s representations and warranties subsequently became inaccurate, and (B) such inaccuracy, if capable of cure, has not been cured by Spectra within ten business days after, or (3) if any of Spectra’s covenants contained in the APA were breached; or

•
by Spectra if, since the date of the APA: (1) there shall have been a Seller material adverse effect (as defined in the APA), (2) InkSure’s business suffers a loss (or notice of loss) of any of certain listed key customers, (3) InkSure’s business suffers a reduction (or notice of reduction) in the level of business with any of such customers, (4) Spectra visits or has a conference call with any of such customers and is not completely satisfied with the results thereof in Spectra’s sole discretion (whether or not a reasonable person in Spectra’s shoes would be satisfied), (5) Spectra in its sole discretion is not completely satisfied with, or is uncomfortable with, the tenor or content of any of the customer communications furnished by the Seller to Spectra (whether or not a reasonable person in Spectra’s shoes would be satisfied or uncomfortable), (6) any of such customers is added to any list of persons that U.S. businesses are prohibited from doing business with by law, or (7) there shall have occurred a change or proposed change in any legal requirement which could reasonably be expected to have a material adverse effect on InkSure’s business.

Expenses

The APA generally provides that Spectra and the Seller will pay their own respective costs and expenses incurred in connection with the APA and the transactions contemplated by the APA, regardless of whether or not the Closing occurs; Spectra and the Seller will equally share the filing fees incurred in connection with the filing of any notice or other document under any applicable antitrust law.

Additionally, Seller will reimburse Spectra for reasonable fees and expenses paid or that may become payable by Spectra in connection with the preparation, negotiation and performance of the APA if the APA is terminated (1) by Spectra or the Seller pursuant to Section 13.1(b) to the APA (pertaining to failure to consummate the Asset Sale prior to January 31, 2014) and an acquisition proposal shall have been publicly announced or otherwise been communicated to the Board of Directors, or (2) by Spectra or the Seller pursuant to Section 13.1(d) of the APA (pertaining to the APA not being adopted at the Annual Meeting), or (3) by Spectra pursuant to either Section 13.1(e) (pertaining to the Board of Directors’ changing its recommendation of the transaction or recommending a competing acquisition proposal) or Section 13.1(f) (pertaining to the inaccuracy of the representations and warranties) of the APA.

Termination Fee

The Seller will pay Spectra a termination fee of $60,000 within a specified time frame if the APA is terminated:

•	by Spectra pursuant to Section 13.1(e) of the APA (pertaining to the Board of Directors’ changing its recommendation of the transaction or recommending a competing acquisition proposal);

•
by Spectra or the Seller pursuant to Section 13.1(b) (pertaining to failure to consummate the Asset Sale prior to January 31, 2014) or by Spectra pursuant to Section 13.1(f) (pertaining to the inaccuracy of the representations and warranties) of the APA, and (1) on or before the termination date, an acquisition proposal shall have been communicated to the Board of Directors, and (2) the Seller will have entered into an agreement for an acquisition transaction or an acquisition transaction will occur within 18 months of termination;

•
by Spectra or the Seller pursuant to Section 13.1(d) of the APA (pertaining to the APA not being adopted at the Annual Meeting), and (1) on or before the date of the Annual Meeting an acquisition proposal shall have been communicated to the Board of Directors, and (2) the Seller will have entered into an agreement for an acquisition transaction or an acquisition transaction will occur within 18 months of termination; or

•	by any party at any time during which Spectra would otherwise have been entitled to the termination fee as described above.

Amendment; Waiver

The APA may only be amended by a written instrument signed by the party or parties to be bound thereby.

THE COMPANY’S BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE APPROVAL OF THE ASSET SALE.

CERTAIN ANCILLARY AGREEMENTS

Voting Agreements

Each of ICTS International N.V. and its affiliates owning approximately 22.97% of the issued and outstanding shares of the Seller, and certain specified officers and directors of the Seller owning approximately 20.34% of the issued and outstanding shares of the Seller, entered into voting agreements with Spectra contemporaneously with the execution and delivery of the APA.  Pursuant to the agreements, each agreed to vote, and granted Spectra an irrevocable proxy to vote, all shares of the Seller’s capital stock beneficially owned by them as of the date of the voting agreements in favor of the approval of the Asset Sale and against the following actions:

•	the approval or adoption of any proposal made in opposition to, or in competition with, the Asset Sale; and

•	any of the following:

o	any merger, consolidation, or business combination involving the Seller or any of its subsidiaries other than the Asset Sale;

o	any sale, lease, or transfer of all or substantially all of the assets of the Seller or any of its subsidiaries;

o	any reorganization, recapitalization, dissolution, liquidation, or winding up of the Seller or any of its subsidiaries; or

o
any other action that is intended, or could reasonably be expected, to result in a breach of any covenant, representation, or warranty or any other obligation or agreement of the Seller under the APA or of a stockholder under the voting agreements, or otherwise impede, interfere with, delay, postpone, discourage, or adversely affect the consummation of the Asset Sale.

As of the date of the voting agreements, these individuals collectively beneficially owned 18,697,548 shares of the Seller’s capital stock, which represented approximately 43.3% of the outstanding shares of the Company’s capital stock.  None of those entering into voting agreements with Spectra were paid additional consideration in connection with the voting agreements.

The voting agreements only relate to the approval of the Asset Sale and the items related above and will terminate upon the earlier to occur of the termination of the APA and the date upon which the stockholders of InkSure have voted on the Asset Sale.  The form of voting agreement is attached to this proxy statement as Annex B, and you are urged to read it in its entirety.

Escrow Agreement

Simultaneously with the Closing, the Seller, Spectra and the Escrow Agent will enter into the Escrow Agreement.  Pursuant to the agreement, Spectra will deposit $200,000 with the Escrow Agent, which will be held by the Escrow Agent in an interest bearing account and administered and disposed of by the Escrow Agent in accordance with the terms and provisions of the Escrow Agreement.

The Escrow Agreement provides that the funds deposited with the Escrow Agent will be held by the Escrow Agent until the first anniversary of the Closing and will secure the Seller’s obligations to pay to Spectra any of Spectra’s indemnification claims, if any.

Spectra may recover its claims for breach of Seller’s representations and warranties made in the APA solely from and to the extent of the escrow funds, except in the instances of Seller’s breach of the following representations or warranties:

•	Seller’s organization, qualification and title to its assets;

•	Seller’s obligations under the APA and related transaction documents;

•	Seller’s subsidiaries; and

•	Seller’s marketable title to the assets to be acquired by Spectra.

The Escrow Agreement will terminate when the entire escrow amounts have been paid out, distributed, or as otherwise provided in the Escrow Agreement.  If no claims are paid to Spectra, the amounts will be paid, along with the interest, to InkSure after the first anniversary of the Closing.  The form of Escrow Agreement is attached to this proxy statement as Annex C, and you are urged to read it in its entirety.

Consulting Agreement

Prior to Closing, Spectra and the Consultant, the Company’s President and Chief Executive Officer shall have entered into the Consulting Agreement.  The Consulting Agreement provides that the Consultant will provide Spectra with consulting services to ensure: (1) the orderly transfer of the acquired business (and its customers) to Spectra, and (2) the ongoing growth and success of the acquired business.  In return, the Consultant (or his designee) will be compensated $5,000 per month for the duration of the Consulting Agreement, which has a term of two months, and he will receive $60,000 at closing in consideration of his non-compete agreements in the Consulting Agreement.

Spectra may terminate the Consulting Agreement early for cause with written notice in the event of any of the following occurrences on the part of Consultant:

•
the willful refusal to comply with the specific reasonable and lawful requests of the Chief Executive Officer or Chief Financial Officer of Spectra within the scope of Consultant’s duties and not inconsistent with the provisions of the agreement;

•	the willful failure or refusal to perform consulting duties in accordance with the agreement;

•	the breach by Consultant of the non-competition or other restrictive covenants in the agreement; or

•	Consultant’s death or inability because of disability, illness or incapacity to adequately perform his obligations to Spectra.

Spectra may also terminate the Consulting Agreement early, effective 30 days after the date of the agreement, by giving Consultant written or oral advance notice thereof and paying the balance of the consulting fee for the rest of the term.  The form of Consulting Agreement is attached to this proxy statement as Annex D, and you are urged to read it in its entirety.

Accounting Treatment

Following the Asset Sale, the Company’s balance sheet will no longer reflect the assets sold, but will instead reflect the amounts received at Closing, including Spectra’s deposit of $200,000 with the Escrow Agent.  The amounts on escrow are due for the purposes of dissolving claims. If the Company receives notice from Spectra regarding a claim related to the Asset Sale, the company would consider to accrue the amounts in escrow according to U.S. generally accepted accounting principles. The amounts on escrow would be held until October 1, 2014. The difference between the amounts received at closing and the value of the assets sold at Closing would be represented on “operational activities” on our Profit and Loss Statement.

INTERESTS OF CERTAIN PERSONS IN THE ASSET SALE

Prior to Closing, Spectra and the Consultant, the Company’s President and Chief Executive Officer shall have entered into the Consulting Agreement, as described above.

In addition, without prior written consent of Spectra, the Company has agreed that it will not, except for increasing the Company’s President and Chief Executive Officer’s salary, increase the compensation payable to any officer, director or employee or agent of the Company, or enter into any agreement with respect to the employment of any employee which is not terminable at will, through and including the Closing.

Further, if the Asset Sale is completed, the Company’s President and Chief Executive Officer will receive 5% of the net proceeds of the net consideration received by the Company, or approximately $75,000, on the same basis that the consideration is received, pursuant to his 2012 compensation package approved by the Company’s Compensation Committee.

RISK FACTORS

When you decide whether to vote for approval of the Asset Sale, you should consider the following factors in conjunction with the other information included in this proxy statement.

Risks Relating to the Asset Sale

Whether or not the Asset Sale is completed, the Company may not be able to pay, or provide for the payment of, all of its liabilities and obligations. If such sale is not completed, it is possible that the Company will file for, or will be forced to resort to, bankruptcy by its creditors and no assets may be available for payment to unsecured creditors or for distribution to Company stockholders.

If the Asset Sale is not completed, the Company believes that it is likely that it will file for, or will be forced to resort to, bankruptcy protection. In this event, it is extremely unlikely that the Company would be able to pay, or provide for the payment of, all of its liabilities and obligations because the Company’s obligations could exceed the amount of available cash and other liquid assets of the business, and, therefore, there would be no assets available for distribution to unsecured creditors or to the Company’s stockholders. Even if the parties complete the Asset Sale, the proceeds that may be provided under the APA, together with the Company’s other assets, may not be sufficient to pay, or provide for the payment of, all of the Company’s known and unknown liabilities and obligations. If the proceeds from the Asset Sale together with the Company’s other assets are insufficient to pay or provide for the payment of the Company’s liabilities and other obligations, it is likely that the Company could be required to file for, or be forced to resort to, bankruptcy protection. Further, if there are insufficient proceeds from the Asset Sale to pay or otherwise provide for the liabilities and obligations of the Company, there will be no assets available for distribution to the Company’s stockholders.

Even if the Company’s stockholders approve the Asset Sale, the Asset Sale may not be completed.

The completion of the Asset Sale is subject to numerous conditions (see section entitled “Principal Provisions of the Asset Purchase Agreement”), many of which are outside the control of Spectra, the Company and its subsidiaries. Even if stockholders of the Company holding a majority of the outstanding shares of Company stock vote to approve the Asset Sale, there can be no assurance that the Asset Sale will be completed. If it is not completed, the Company would likely not be able to sell the assets that would have been purchased by Spectra to another buyer on terms as favorable as those provided in the APA, or at all, which would mean that it is possible that the Company could be required to file for or be forced to resort to bankruptcy protection.

If the Seller does not receive consent from OCS to assign its ScanSure products and services to Spectra, the Asset Sale may not be completed.

The ScanSure products and services, developed by the Seller with grant funding from the OCS, are assets intended to be acquired by Spectra under the APA.  As a condition to Closing, all ScanSure products must be transferred from the Seller to Spectra without any restrictions or limitations whatsoever.  To effectuate this transfer, Seller must obtain consent from the OCS, and must pay a fee to the OCS.  While the Company believes that the OCS will grant its consent to transfer the ScanSure assets to Seller, there can be no assurances that the OCS will do so, as the actions of the OCS are outside of the control of the Seller and Spectra.

Failure to complete the Asset Sale could cause the Company’s stock price to decline.

If the Asset Sale is not completed, the Company’s stock price may decline due to any or all of the following potential consequences:

•
the Seller may not be able to dispose of its assets for values equaling or exceeding those currently estimated; in particular, the assets that are the subject of the Asset Sale will likely be substantially diminished in value;

•	the Company may file for, or be forced to resort to, bankruptcy; and

•	the Company may have difficulty retaining its remaining personnel.

In addition, if the Asset Sale is not completed, the Company’s stock price may decline to the extent that the current market price of the Company’s common stock reflects a market assumption that such sale will be completed.

Following the completion of the Asset Sale, the Company will no longer have access to certain intellectual property assets or the human resources, including the services of certain key employees, necessary to fulfill its obligations under existing agreements with third parties.

Upon the completion of the Asset Sale, the Seller will have sold its rights, title and interest in substantially all of its intellectual property and operating assets, including those related to the development of ScanSure products and services.  Because of this, the Company may no longer be able to comply with its existing contractual obligations or commitments under certain agreements with third parties that are not to be transferred to Spectra in the Asset Sale.  In addition, the three remaining employees of the Company are “at will” and may terminate their employment status with the Company at any time or the Company may elect to terminate such employees (with or without entering into alternative arrangements to retain such individuals’ services) after the closing of the Asset Sale in connection with the Company’s wind-down and settlement activities or other post-closing activities.  (For the avoidance of doubt, this does not include the transitional consulting services provided to Spectra by Tal Gilat under the Consulting Agreement.) The loss of the services of any of the remaining employees of the Company could prevent the Company from effectively continuing its operations and fulfilling its contractual obligations with third parties under existing agreements or distributing APA proceeds to stockholders of the Company to the extent possible after satisfaction of liabilities and obligations to third parties.

The contingent payments under the APA related to certain post-closing conditions may never be met by Spectra. Spectra has no diligence obligations under the APA and, therefore, the determination of whether to pursue further development of the Seller’s existing business relationships is in Spectra’s sole discretion. As a result of the foregoing, there can be no assurance that any contingent amounts will be paid to the Seller.

The terms of the APA provide for the following conditional payments:

•	$35,000 if and when orders placed by Holostik, a customer of the Company, with Spectra return to an average monthly level of $16,666.67 during any continuous period of six months after the Closing;

•
$150,000 if and when (1) the Seller enters into an IP Purchase and Assignment Agreement and Supply Agreement with K-fee System GmbH, Swisstech 360 GmbH and Eugster/Frismag AG (the “K-fee Agreement”) and Spectra is properly assigned the Seller’s rights and assumes the Seller’s obligations under the K-fee Agreement, or (2) Spectra enters into a K-fee Agreement directly with any of the aforementioned counterparties at any time prior to December 31, 2013; and/or

•	an amount equal to 50% of all collections of the accounts receivable received by Spectra after the Closing.

The APA does not impose any diligence requirements or contractual obligations on Spectra to achieve these conditions, and, as a result, the decision of how much effort to direct towards the Seller’s business endeavors, if any, will be determined by Spectra in its sole discretion. If Spectra does not pursue, or does not devote sufficient resources to, development of Seller’s business endeavors, these conditions will not be met and the Seller will not receive any of the contingent payments.

The Company’s stockholders may not receive any of the proceeds of the Asset Sale.

If the Asset Sale is consummated, the cash purchase price will be paid directly to the Company (other than $200,000 will be deposited into escrow with the Escrow Agent at Closing for up to twelve months to cover indemnification claims made by Spectra under the APA during such post-Closing period).  It is probable that none of the net proceeds of the purchase price will be received by the Company’s stockholders, unless the Board of Directors ultimately proposes a distribution to the stockholders.

PROPOSAL 2: ELECTION OF DIRECTORS

At this year’s Annual Meeting, four nominees will be elected as directors, which number will constitute the entire Board of Directors, each for a one-year term and will hold office until the 2014 Annual Meeting and until his successor has been duly elected and qualified or until his earlier death, resignation or removal. The Board of directors currently consists of three members, each of whom are standing for re-election at the Annual Meeting, Each of the four nominees to be elected to the Board of Directors has been recommended by the Board of Directors. The Board of Directors has nominated Gadi Peleg, Alon Raich, David W. Sass and Roberto Alonso Jimenez Arias as directors. Mr. Jonathan Bettsak resigned from the Board of Directors, effective as of October 21, 2013.

At this year’s Annual Meeting, the proxies granted by stockholders will be voted aggregately for the election of the persons listed below, unless a proxy specifies that it is not to be voted in favor of a nominee for director. In the event any of the nominees listed below shall be unable to serve, it is intended that the proxy will be voted for such other nominees as are designated by the Board of Directors. Each of the persons named below has indicated to the Board of Directors that he will be available to serve.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE ELECTION OF EACH OF THE NOMINEES SPECIFIED BELOW.

The following information is with respect to the four nominees for election at this Annual Meeting:

DIRECTORS
(To be Elected)
(New Term Will Expire in 2014)

GADI PELEG, 38, joined us in August 2008 as a director. On February 3, 2010, Mr. Peleg was appointed as our Chairman of the Board. Since May 2003, Mr. Peleg has been the president of Cape Investment Advisors, Inc., a private investment firm. Mr. Peleg also serves on the Board of Directors of Atelier 4, Inc., a logistics firm specializing in the care and transport of fine art and antiquities, which he joined in November 2005. Mr. Peleg received his B.S. from Columbia School of Engineering and Applied Science in 1997 and completed the Owner/President Management Program of Harvard Business School in 2008. Mr. Peleg’s diverse investment and managerial experience makes him suitable to serve as our Chairman of the Board and as a director of the Company.

ALON RAICH, 38, joined us in December 2009 as a director. Mr. Raich is a Certified Public Accountant admitted to practice in Israel since 2004. In 2005 he joined ICTS International NV, an aviation security company traded on the Over the Counter Bulletin Board (OTC: ICTSF), as Controller, and since 2008 acts as its Chief Financial Officer. Between the years 2001 - 2005 Mr. Raich worked in the accounting firm, Kesselman & Kesselman, a member of PriceWaterhouseCoopers International Limited. Mr. Raich holds a B.A. in economics and accounting and an M.A. in law, both from Bar-Ilan University, Israel. Mr. Raich is familiar with the requirements of the Securities and Exchange Commission (“SEC”) and the accounting and financial requirements for publicly-traded companies, making him suitable to serve as a director of the Company.

DAVID W. SASS, 77, joined us in February 2003 as a director. Mr. Sass is a director and officer of other private companies. For the past 52 years, Mr. Sass has been a practicing attorney in New York City and is currently a senior partner in the law firm of McLaughlin & Stern, LLP, a director of ICTS International N.V., an aviation security company traded on the Over the Counter Bulletin Board (OTC: ICTSF), an honorary trustee of Ithaca College and a Director of Temple University Law Foundation. Mr. Sass holds a B.A. from Ithaca College, a J.D. from Temple University School of Law and an LL.M. in taxation from New York University School of Law. In addition to his experience as a practicing attorney specializing in many aspects of corporate law, Mr. Sass also has experience in running a $100 million business, making him even more suitable for the role of director of the Company.

ROBERTO ALONSO JIMENEZ ARIAS, 47, Mr. Jiminez as served as the President of two consulting firms – Consultora Integra and Consejeros Expecializados, S.A. – in Panama since 2002, and Managing Partner of Breslau Capital Partners, LLC. Mr. Jiminez holds numerous board seats across the private sector in Panama, including Central Latinoamericana de Valores, S.A. (the local securities depository, past President), Latinex Holdings Inc. (holding for the Panama Stock Exchange and Latinclear), Compañía Azucarera la Estrella, S.A. (Secretary of the board, one of the largest agro-industrial groups in Panama), Central de Granos de Cocle, S.A., Central de Abastos, S.A., Camaronera de Cocle, S.A., Industrias de Nata, S.A., Ganadera de Cocle, S.A., Multitek, S.A., Consoricio Pacifico Atlantico, S.A. (Secretary and past-President), Cantera Vacamonte, S.A. (Treasurer), Promotora Cosmopolitan, S.A. (Secretary), Rotary Club of Panama (past-Treasurer) and syndicate to the Rotary Foundation among other.    Past board member to La Hipotecaria, S.A., Super Motores, S.A., Hipodromo Presidente Remón, S.A., Centennial Towers (Panama), S.A.(past-President), Cia. Panameña de Electrecidad, S.A., and Grupo Wall Street Securities, S.A. and affiliates. Mr. Jiminez served as a Presidential appointee to a Committee to develop the capital markets in Panama. Mr. Jiminez holds a B.A. from the The Catholic University of America, an MBA from The George Washington University and completed the Corporate Finance Program for MBAs at The Chase Manhattan Bank in 1991. Mr. Jiminez’s significant business, financial and management experience makes him suitable to serve as a director of the Company.

EXECUTIVE OFFICERS

The following is information with respect to the Company’s officers who are not directors or nominees for director:

TAL GILAT, 42, joined us in March 2010 as President and Chief Executive Officer. Between the years 2005-2009, Mr. Gilat headed SanDisk Enterprise Sales (NASDAQ: SNDK) in North America. Mr. Gilat joined SanDisk through the company's acquisition of publicly traded M-Systems (NASDAQ: FLSH), where Mr. Gilat headed M-Systems’ Global Enterprise Business. Between the years 2000 – 2004, Mr. Gilat founded and served as CEO of Kavado Inc. (acquired by Protegrity Inc.). Mr. Gilat holds a B.A. with honors in Economics & Business Administration from the Hebrew University in Jerusalem and an M.B.A. from Columbia Business School in New York.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
AND MANAGEMENT

The following table sets forth certain information as of the Record Date, concerning the beneficial ownership of voting securities of (1) each current member of the Board of Directors, (2) each of our directors and executive officers named in the Summary Compensation Table below, (3) all of our directors and executive officers as a group, and (4) each beneficial owner of more than 5% of the outstanding shares of any class of our voting securities relying solely upon the amounts and percentages disclosed in their public filings.

As of the Record Date, we had 43,173,592 shares of common stock outstanding.

	Amount of Shares Beneficially Owned(1)	Percentage Owned
Directors and Executive Officers**
Gadi Peleg (2)	4,727,778	11.0%
Jonathan Bettsak (3)	3,248,611	7.5%
Tal Gilat (4)	2,755,604	6.3%
Alon Raich (5)	422,500	*
David W. Sass (6)	249,853	*
Dadi Avner (7)	300,000	*

Executive officers and directors as a group (6 persons)	11,704,346	27.1%

5% STOCKHOLDERS

ICTS International N.V. and affiliates (8)	9,915,555	23.0%
James E. Lineberger and affiliates (9)	2,675,386	6.2%

*	Represents beneficial ownership of less than 1% of the outstanding shares of our common stock.
**	Except as otherwise indicated, the address of each beneficial owner is c/o InkSure Technologies Inc., 18 East 16th Street, Suite 307, New York, NY 10013.
(1)
Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Beneficial ownership also includes shares of common stock subject to options and warrants currently exercisable or convertible, or exercisable or convertible within 60 days of December 5, 2013. Except as indicated by footnote, to our knowledge, all persons named in the table above have sole voting and investment power with respect to all shares of common stock shown as beneficially owned.

(2)	Includes stock options to purchase up to 1,250,000 shares of common stock, which are currently exercisable or exercisable within 60 days of December 5, 2013.
(3)
A family trust of Mr. Bettsak holds 25% of NewCo Holdings Corp., which holds 3,200,000 shares of common stock of the Company. Mr. Bettsak disclaims beneficial ownership of such shares. Mr. Bettsak resigned from the Board of Directors, effective as of October 21, 2013.

(4)	Includes 2,055,604 restricted shares granted in February 2012 and stock options to purchase up to 700,000 shares of common stock, which are currently fully exercisable.
(5)	Includes stock options to purchase up to 180,000 shares of common stock, which are currently exercisable or exercisable within 60 days of December 5, 2013.
(6)	Includes stock options to purchase up to 180,000 shares of common stock, which are currently exercisable or exercisable within 60 days of December 5, 2013.
(7)
Mr. Avner will cease to be the Company’s Chief Financial officer effective December 14, 2013. Includes stock options to purchase up to 300,000 shares of common stock, which are currently exercisable or exercisable within 60 days of December 5, 2013.

(8)
Includes 544,118 shares of common stock beneficially owned by ICTS-USA, Inc., a wholly owned subsidiary of ICTS International, N.V.; 3,075,676 shares of common stock beneficially owned by ICTS Information Systems, B.V., a wholly owned subsidiary of ICTS International, N.V.; and 6,295,761 shares of common stock owned by ICTS International N.V. ICTS-USA, Inc.'s, ICTS Information Systems, B.V.'s and ICTS International N.V.’s address is Walaardt Sacréstraat 425-4, 1117BM Schiphol Oost, The Netherlands. This information is based solely on information provided by the Company’s Transfer Agent, Pacific Stock Transfer Company on March 29, 2013.

(9)
Consists of 1,854,930 shares of common stock owned by James E. Lineberger Revocable Trust, a Florida trust, 720,456 shares of common stock owned by L & Co., LLC, a Delaware limited liability company, and 100,000 shares of common stock owned by James E. Lineberger IRA. James E. Lineberger Revocable Trust’s, L & Co., LLC’s and James Lineberger IRA’s address is P.O. Box 7006, Audubon, PA 19407. This information is based solely on information provided by the stockholders on a Schedule 13D filed with the SEC on April 21, 2011.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), requires our directors and officers, and persons who own more than 10% of our common stock, to file with the SEC initial reports of beneficial ownership and reports of changes in beneficial ownership of the common stock and other equity securities of the Company. Officers, directors and greater than 10% beneficial owners are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file.

To our knowledge, based solely on review of the copies of such reports furnished to us and written representations that no other reports were required, during the fiscal year ended December 31, 2012, all Section 16(a) filing requirements applicable to our officers, directors and greater than 10% beneficial owners were filed on a timely basis, except for one Form 3 and one Form 4 filed by Viktor Goldovsky, our former Director of Sales and Business Development.

CORPORATE GOVERNANCE AND DIRECTOR INDEPENDENCE

Board Leadership Structure and Role in Risk Oversight

The position of Chairman of the Board of Directors is held by Gadi Peleg, who is not an executive officer. Tal Gilat serves as our principal executive officer of the Company. As our common stock is currently traded on the Over the Counter Bulletin Board, we are not subject to the rules of any national securities exchange which require that a majority of a listed company’s directors and specified committees of the Board of Directors meet independence standards prescribed by such rules. Nonetheless, of our three directors currently serving on the Board of Directors, we believe that Gadi Peleg, David W. Sass and Alon Raich are independent directors within the meaning of Rule 5605(a)(2) of The NASDAQ Stock Market Inc. listing rules. Mr. Bettsak resigned from the Board of Directors, effective as of October 21, 2013. As disclosed above, David W. Sass also serves as a director of ICTS International, N.V., traded on the Over the Counter Bulletin Board (OTC: ICTSF) and Alon Raich serves as its Chief Financial Officer. The Board of Directors believes this leadership structure provides effective and clear leadership for the Company.

The Board of Directors, through its Audit Committee, is responsible for administering the Company’s risk oversight function, and we believe that the Company’s leadership structure, discussed above, supports this function.

Board Meetings

During 2012, the Board of Directors held six meetings. All of the directors but Jonathan Bettsak attended all of the meetings of the Board of Directors and the committees on which they served. Each of the directors is encouraged to attend the annual stockholder’s meeting. Two of the three directors currently serving on the Board of Directors attended the 2012 annual stockholder’s meeting.

Committees of the Board of Directors

Audit Committee. During the fiscal year ended December 31, 2012, we had four meetings of our Audit Committee. The Audit Committee currently has two members: Messrs. Alon Raich (Chairman) and David W. Sass. The Audit Committee recommends to the Company’s Board of Directors to retain or terminate the services of our independent accountants, reviews annual financial statements, considers matters relating to accounting policy and internal controls and reviews the scope of annual audits. All members of the Audit Committee satisfy the current independence standard promulgated by the SEC, as such standards apply specifically to members of audit committees. The Board of Directors has determined that Alon Raich is an “audit committee financial expert” as the SEC has defined that term in Item 407 of Regulation S-K based on their qualifications described above and believes that he and David W. Sass are independent directors within the meaning of NASDAQ Rule 5605(a)(2). The Audit Committee written charter, which was included as an appendix to the Company’s 2011 proxy statement, is available upon request from the Company's Chairman of the Board.

Compensation Committee. During the fiscal year ended December 31, 2012, we did not hold meetings of the Compensation Committee, rather, the role of the Compensation Committee was conducted by the full Board of Directors. The role of the Compensation Committee is to advise and make recommendations to the Board of Directors relating to the compensation of the Company’s executive officers, administration of all plans of the Company under which Company securities may be acquired by directors, executive officers, employees and consultants and to produce the report on executive compensation, if required, in the Company’s annual proxy statement in accordance with applicable rules and regulations. The current member of our Compensation Committee is David W. Sass, who is an independent director. Jonathan Bettsak, who was a member of the Compensation Committee during the fiscal year ended December 31, 2012, resigned from the Board of Directors, effective as of October 21, 2013. The Committee reports to the Board of Directors which has the final decisions with respect to all such matters. The Compensation Committee written charter, which was included as an appendix to the Company’s 2011 proxy statement, is available upon request from the Company's Chairman of the Board.

Nominating Committee. We do not have a standing nominating committee. The Board of Directors has not established a nominating committee primarily because the current composition and size of the Board of Directors permits candid and open discussion regarding potential new members of the Board of Directors. Each of the members of the Board of Directors participates in the considerations of director nominees for us. There is no formal process or policy that governs the manner in which we identify potential candidates for the Board of Directors. Historically, however, the Board of Directors has considered several factors in evaluating candidates for nomination to the Board of Directors, including the candidate’s knowledge of the company and its business, the candidate’s business experience and credentials, and whether the candidate would represent the interests of all the company’s stockholders as opposed to a specific group of stockholders. Diversity is not considered material in identifying nominees for directors. We do not have a formal policy with respect to our consideration of Board of Directors nominees recommended by our stockholders because we are a small company. However, the Board of Directors will consider candidates recommended by stockholders on a case-by-case basis. A stockholder who desires to recommend a candidate for nomination to the Board of Directors should do so by writing to us at 18 East 16th Street, Suite 307, New York, NY 10003, Attn: Chairman of the Board.

Deadline and Procedures for Submitting Board of Directors Nominations

A stockholder wishing to nominate a candidate for election to the Board of Directors at the Annual Meeting to be held in 2014 is required to give written notice containing the required information specified above addressed to the Board of Directors, c/o Chairman of the Board, InkSure Technologies Inc., 18 East 16th Street, Suite 307, New York, NY 10003, of his or her intention to make such a nomination. The notice of nomination and other required information must be received by the Company no later than July 3, 2014.

With respect to the deadlines discussed above, if the date of the Annual Meeting to be held in 2014 is advanced by more than thirty days or delayed (other than as a result of adjournment) by more than thirty days from the anniversary of the Annual Meeting held in 2013, a stockholder must submit any such proposal to the Company no later than the close of business on the sixtieth day prior to the date of the Company’s proxy statement released to stockholders in connection with the 2014 Annual Meeting.

Code of Ethics

We have adopted a code of conduct and ethics that applies to all of our employees, including our Chief Executive, Financial and Accounting Officers. The text of the code of conduct and ethics is available on our website, www.inksure.com. Disclosure regarding any amendments to, or waivers from, provisions of the code of conduct and ethics that apply to our directors, principal executive and financial officers will be included in a Current Report on Form 8-K within four business days following the date of any such amendment or waiver.

Communications with the Board of Directors

Stockholders who have questions or concerns should contact the members of the Board of Directors by writing to: Board of Directors, c/o Chairman of the Board, InkSure Technologies Inc., 18 East 16th Street, Suite 307, New York, NY 10003. All communications received in writing will be distributed to the members of the Board of Directors deemed appropriate, depending on the facts and circumstances outlined in the communication received.

COMPENSATION OF DIRECTORS AND EXECUTIVES

Summary Compensation Table

The following table sets forth, for the last two completed fiscal years, all compensation paid, distributed or accrued, including salary and bonus amounts, for services rendered to us by (1) all individuals serving as our principal executive officer or acting in a similar capacity during the last completed fiscal year, regardless of compensation level, (2) our two most highly compensated executive officers other than the principal executive officer who were serving as executive officers at the end of the last completed fiscal year and had annual total compensation greater than $100, and (3) up to two additional individuals for whom disclosure would have been provided pursuant to (2) above but for the fact that the individual was not serving as our executive officer at the end of the last completed fiscal year. These officers are referred to as our named executive officers. Dollar amounts are in thousands.

NAME AND PRINCIPAL POSITION	YEAR	SALARY ($)	STOCK AWARDS ($)(1)	OPTION AWARDS ($)(2)	NONEQUITY INCENTIVE PLAN COMPENSATION ($)(3)	ALL OTHER COMPENSATION ($)(4)	TOTAL ($)

Tal Gilat (5)
PRESIDENT AND CHIEF EXECUTIVE OFFICER	2012	227	–	35	–	19	281
	2011	280	426	75	272	20	1,073

David (Dadi) Avner (6)
CHIEF FINANCIAL OFFICER	2012	146	–	14	–	14	174
	2011	129	–	28	–	14	171

(1) Stock awards costs are measured according to the grant date fair market value in accordance with ASC Topic 718-10, “Share-Based Payment” and with ASC Topic 718-20, “Share-Based Payment Measurement”.

(2) Options awards costs are measured according to the grant date fair market value in accordance with ASC Topic 718-10, “Share-Based Payment”. For a disclosure of the assumptions made in the valuation of the options awards, please see Note 2 “Significant Accounting Policies” in the attached Financial Statements.

(3) MBO criteria (as defined below) consist of specific revenues, new customers and new channel partners milestones.

(4) For use of company car.

(5) According to Mr. Gilat’s employment agreement, he was to receive shares of the Company’s common stock equal to 2.5% of the outstanding shares of the Company as of December 31, 2011 and another 2.5% of the outstanding shares of the Company as of December 31, 2011, in 2012, totaling 5% of the  equity of the Company.  In February 2012, the Company granted 2,055,604 restricted shares to Mr. Tal Gilat, equal to 5% of the total issued and outstanding stock capital of the Company as of December 31, 2011. The entire Share-Based Payment expenses were recorded in 2011.

(6) Mr. Avner will cease to be the Company’s Chief Financial officer effective December 14, 2013.

Employment Agreements

On March 2, 2010, the Board of Directors appointed Mr. Tal Gilat as President and Chief Executive Officer of the Company. Under his employment agreement, Mr. Gilat is entitled to a base salary of New Israeli Shekels (“NIS”) 50,000 per month. The Company granted to Mr. Gilat options to purchase up to 700,000 shares of the Company's common stock according and subject to the provisions of the Company's 2002 Employee, Director and Consultant Stock Option Plan, or the Option Plan. The options are exercisable at $0.38 per share and vest as follows: 58,333 options were vested on September 2, 2010 and the rest in ten equal quarterly installments up until March 2, 2013. As of December 5, 2013, all the 700,000 options had vested.

On March 1, 2011, Mr. Gilat’s base salary was increased to NIS 60,000 and the tax-exemption limitation on the parties' contributions to the employees' advanced study fund (“Keren Hishtalmut”) was canceled, so that the parties' contributions (Company - 7.5% of Base Salary and Employee - 2.5% of Base Salary) were made from the Employee's entire Base Salary, without regard to such tax-exemption limitation.

On January 9, 2012, the Compensation Committee reviewed Mr. Gilat’s compensation package for 2011 and determined it needed to be revised. The Compensation Committee recommended that the total compensation package, should be $425,000 inclusive of all Israeli social benefits (“Bituach Menahalim, Keren Hishtalmut” etc.), plus an automobile and automobile expenses based upon the current vehicle supplied to Mr. Gilat. In addition, the Compensation Committee recommended that Mr. Gilat receive such number of shares of common stock of the Company for the year 2011, equal to 2.5% of the total issued and outstanding stock capital of the Company, all under the terms of the Company’s 2011 Employees, Directors and Consultants Stock Plan, or the Stock Plan.

With respect to Mr. Gilat’s compensation for the year 2012, the Compensation Committee authorized a total compensation package salary of $300,000, inclusive of all Israeli social benefits (“Bituach Menahalim, Keren Hishtalmut” etc.), plus a car as outlined in the previous paragraph, plus a bonus arrangement up to $150,000, payable according to a formula that Mr. Peleg (the chairman of the Board of Directors) would develop and disclose for approval to the full Board of Directors. The MBO formula is based on the 2012 budget, approved by the Board of Directors on January 25, 2012 and it consists of specific revenues and EBITDA milestones. The MBO, if earned, shall be paid within two weeks after the audit for the year end December 31, 2012 has been completed. In the event the business is sold during the year, then the MBO, if earned would be pro-rated. Notwithstanding the foregoing, the Compensation Committee and/or the Board of Directors have the right to grant additional bonuses based on extraordinary performance in their sole discretion, payable in cash, stock or options or a combination thereof. In 2012, the MBO criteria were not met and the Company did not record any liability for bonuses.

In addition, Mr. Gilat would receive shares of the Company’s common stock equal to 2.5% of the outstanding shares of the Company as of December 31, 2011 and another 2.5% of the outstanding shares of the Company in 2012, totaling into 5% of the outstanding equity of the Company. In February 2012, the Company granted 2,055,604 restricted shares to Mr. Tal Gilat, equal to 5% of the total issued and outstanding stock capital of the Company as of December 31, 2011.

In addition, in the event the Company is sold and Mr. Gilat facilitates the sale of the Company, he shall receive an additional bonus of 5% of the net consideration received in the sale on the same basis that the consideration is received. As an example, if the payout of the sale consideration is over a period of years, the bonus would be paid out on the same basis. Therefore, if the Asset Sale is completed, Mr. Gilat will receive approximately $75,000, on the same basis that the consideration is received, pursuant to his 2012 compensation package approved by the Company’s Compensation Committee.

On May 14, 2012, the Board of Directors reviewed the cash position of the Company and the rate of burn. After discussion, the Board of Directors approved a substantial reduction in cost in all areas of the Company’s operations and a 50% salary reduction for Mr. Gilat, to $150,000, beginning in June 2012.

On September 21, 2010, the Board of Directors appointed Mr. David (Dadi) Avner, the former controller of the Company's subsidiary, InkSure Ltd., as Chief Financial Officer of the Company. Mr. Avner continued to be an employee of InkSure Ltd. Under his employment agreement with InkSure Ltd., Mr. Avner was entitled to a base salary of NIS 22,500 per month. In addition, Mr. Avner was entitled to an additional monthly gross amount of NIS 7,500 as global compensation for overtime hours. Furthermore, InkSure Ltd. paid him an amount of up to 13.83% of the salary towards his manager's insurance fund, and an additional amount equal to 7.5% of the salary for his advanced study fund. Mr. Avner was also entitled to a company car, cell phone and laptop computer in accordance with InkSure Ltd.'s policies. Mr. Avner was also entitled to paid annual vacation time and such other benefits as the Company may grant from time to time to its executive employees. Finally, in connection with his appointment, Mr. Avner was granted stock options to purchase up to 400,000 shares of the Company's common stock according and subject to the provisions of the Option Plan. The options were exercisable at $0.16 per share and vested in four equal annual installments, the last of which was on October 14, 2014. As of December 5, 2013, 300,000 of the options had vested.

Beginning in February 2012, Mr. Avner’s base salary was increased to NIS 26,250 per month. In addition, Mr. Avner was entitled to an additional monthly gross amount of NIS 8,750 as compensation for overtime hours.

Mr. Avner will cease to be the Company’s Chief Financial officer effective December 14, 2013.

Our officers, like our employees, are entitled to “Dmey Havra’a” as provided in a Collective Bargaining Agreement to which the General Labor Union of the Workers in Israel is a party. Dmey Havra’a is an employee benefit program whereby employees receive payments from their employer for vacation. In addition, InkSure Ltd. pays a monthly amount equal to 14.28% of the salary of each employee to an insurance policy, pension fund or combination of both, according to the request of such employee. Each employee pays a monthly amount to such insurance policy equal to 5% of such employee’s salary. InkSure Ltd. pays a monthly amount up to 7.5% of each employee’s salary to an educational fund in the name of such employee. Each employee pays a monthly amount to such fund equal to 2.5% of such employee’s salary.

Outstanding Equity Awards At Fiscal Year-End

The following table shows stock option awards outstanding on the last day of the fiscal year ended December 31, 2012 for each of our named executive officers.

	Number	Number of
	of	Securities
	Securities	Underlying
	Underlying Options	Unexercised Options
	Unexercised	(#)		Option
	(#)	Unexercisable	Option Exercise	Expiration
Name	Exercisable (1)	(1) (2)	Price ($)	Date

Tal Gilat (3)	635,833	64,167	0.38	03/02/2015

David (Dadi) Avner (4)	200,000	200,000	0.16	10/11/2015

(1)	The options were granted pursuant to our 2002 Employee, Director and Consultant Stock Option Plan.

(2)
The outstanding option agreements issued under our 2002 Employee, Director and Consultant Stock Option Plan provide for acceleration of the vesting of the options granted upon or in connection with a change in control.

(3)
On March 2, 2010, Mr. Gilat was granted stock options to purchase 700,000 shares of common stock. The options are exercisable at $0.38 per share and vest as follows: 58,333 options were vested on September 2, 2010 and the rest in ten equal quarterly installments until March 2, 2013. As of December 5, 2013, all the 700,000 options had vested.

(4)
On October 14, 2010, Mr. Avner was granted stock options to purchase 400,000 shares of common stock. The options were exercisable at $0.16 per share and vested in four equal annual installments commencing October 14, 2011, and the last of which was on October 14, 2014. As of December 5, 2013, 300,000 options had vested. Mr. Avner will cease to be the Company’s Chief Financial officer effective December 14, 2013.

During 2012, we did not grant any new stock options to our employees.

Director Compensation for 2012

On May 14, 2012, the board of directors reviewed the cash position of the Company and the rate of burn. After discussion, the board of directors approved a substantial reduction in cost in all areas of the Company’s operations and the cancellation of all director compensation for the year 2012. No compensation has been paid to the board of directors in 2013 through the date of this proxy statement.

At fiscal year end: (1) Mr. Peleg’s aggregate number of stock awards totaled 277,778 and his aggregate number of option awards outstanding totaled 1,250,000; (2) Mr. Raich’s aggregate number of stock awards totaled 62,500 and his aggregate number of option awards outstanding totaled 160,000; (3) Mr. Sass’s aggregate number of stock awards totaled 62,500 and his aggregate number of option awards outstanding totaled 180,000; and (4) Mr. Bettsak’s aggregate number of stock awards totaled 48,611.

Golden Parachute Compensation for 2012

The following table sets forth information regarding the compensation for each of our named executive officers that is based on or otherwise relates to the Asset Sale.  Dollar amounts are in thousands:

NAME	Cash ($)	Equity ($)	Pension/ NQDC ($)	Perquisites/ Benefits ($)	Tax Reimbursement ($)	Other ($)	TOTAL ($)

Tal Gilat (1)
PRESIDENT AND CHIEF EXECUTIVE OFFICER	145	-	-	-	-	-	145

David (Dadi) Avner (2)
CHIEF FINANCIAL OFFICER	-	-	-	-	-	-	-

(1)   Prior to Closing, Spectra and Tal Gilat, the Company’s President and Chief Executive Officer, shall have entered into the Consulting Agreement, which provides that the Consultant will provide Spectra with consulting services to ensure: (1) the orderly transfer of the acquired business (and its customers) to Spectra, and (2) the ongoing growth and success of the acquired business.  In return, the Company will pay Consultant (or his designee) $5,000 per month for the duration of the Consulting Agreement, which has a term of two months.

Tal Gilat will also receive an additional $60,000 at Closing from Spectra in consideration of his non-compete agreements in the Consulting Agreement.

In addition, if the Asset Sale is completed, Tal Gilat will receive 5% of the net proceeds of the net consideration received by the Company, or approximately $75,000, on the same basis that the consideration is received, pursuant to his 2012 compensation package approved by the Company’s Compensation Committee.

(2)  Mr. Avner will cease to be the Company’s Chief Financial officer effective December 14, 2013.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

We had no related person transactions in 2012 or 2011.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Company has engaged Brightman Almagor & Co., CPA, a member firm of Deloitte Touche Tohmatsu (“BAC”), as its principal independent registered public accounting firm for the fiscal year ending December 31, 2012. The Company expects that representatives of BAC will be present at the Annual Meeting via conference call, with the opportunity to make a statement if they so desire, and will be available to respond to appropriate questions.

Principal Accountant Fees and Services

The following table presents fees for professional audit services rendered by BAC for the audit of the company's annual financial statements for the years ended December 31, 2012 and December 31, 2011 and fees billed for other services rendered by BAC during the same period.

	Fiscal Year Ended	Fiscal Year Ended
	December 31, 2012	December 31, 2011

Audit fees (1)	$28,000	$28,000
Audit related fees	$0	$0
Tax fees (2)	$0	$12,000
All other fees (3)	$0	$5,000
Total	$28,000	$45,000

(1)
Audit fees consisted of audit work performed in the preparation of financial statements, as well as work generally only the independent auditor can reasonably be expected to provide, such as statutory audits.

(2)	Tax fees consisted of tax work performed in the preparation of a transfer pricing study.

(3)	All other fees consisted of consulting work performed in connection with commercial agreements review.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm.

The Audit Committee has responsibility for appointing, setting compensation and overseeing the work of the independent registered public accounting firm. In recognition of this responsibility, the Audit Committee has established a policy to approve all audit and permissible non-audit services provided by the independent registered public accounting firm.

Prior to engagement of the independent registered public accounting firm for the next year's audit, management will submit an estimate of fees for the services expected to be rendered during that year for each of four categories of services to the Audit Committee for approval.

1.
AUDIT services include audit work performed in the preparation of financial statements, as well as work that generally only the independent registered public accounting firm can reasonably be expected to provide, including comfort letters, statutory audits, and attest services and consultation regarding financial accounting and/or reporting standards.

2.
AUDIT-RELATED services are for assurance and related services that are traditionally performed by the independent registered public accounting firm, including due diligence related to mergers and acquisitions, employee benefit plan audits and special procedures required to meet certain regulatory requirements.

3.	TAX services include services related to tax compliance, tax planning and tax advice.

4.	OTHER FEES are those associated with services not captured in the other categories.

Prior to engagement, the Audit Committee pre-approves these services by category of service. The fees are budgeted and the Audit Committee requires the independent registered public accounting firm and management to report actual fees versus the budget periodically throughout the year by category of service. During the year, circumstances may arise when it may become necessary to engage the independent registered public accounting firm for additional services not contemplated in the original pre-approval. In those instances, the Audit Committee requires specific pre-approval before engaging the independent registered public accounting firm.

The Audit Committee may delegate pre-approval authority to one or more of its members. The member to whom such authority is delegated must report, for informational purposes only, any pre-approval decisions to the Audit Committee at its next scheduled meeting. The Audit Committee pre-approved all the above listed fees in accordance with its policy.

AUDIT COMMITTEE REPORT

In fulfilling its responsibilities for the financial statements for fiscal year 2012, the Audit Committee took the following actions:

•	reviewed and discussed the audited financial statements for the fiscal year ended December 31, 2012 with management and BAC;

•
discussed with BAC the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards Vol. 1, AV Section 38), as adopted by the Public Company Accounting Oversight Board in Rule 3200T, relating to the conduct of the audit; and

•
received written disclosures and the letter from BAC regarding the independent registered public accounting firm’s communications with the Audit Committee regarding independence required by applicable requirements of the Public Company Accounting Oversight Board. The Audit Committee further discussed with BAC their independence. The Audit Committee also considered the status of pending litigation, taxation matters and other areas of oversight relating to the financial reporting and audit process that the Committee determined appropriate.

Based on the Audit Committee's review of the audited financial statements and discussions with management and BAC, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2012 for filing with the SEC.

Members of the InkSure Technologies Inc. Audit Committee

Mr. Alon Raich Mr. David W. Sass

PROPOSAL 3: CORPORATE NAME CHANGE

At this year’s Annual Meeting, stockholders will be asked to approve an amendment to the Company’s Certificate of Incorporation to change the Company’s name from InkSure Technologies Inc. to New York Global Innovations Inc.

Spectra has requested, and we have agreed, to change our name in connection with the transaction. The Company’s management and the Board of Directors believe that the name change would be in the best interest of the Company, but will not necessarily reflect the future operations of the Company.

At this year’s Annual Meeting, the proxies granted by stockholders will be voted aggregately for approval of the amendment to the Company’s Certificate of Incorporation, unless a proxy specifies that it is not to be voted in favor of the amendment.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE AMENDMENT TO THE COMPANY’S CERTIFICATE OF INCORPORATION.

PROPOSAL 4: ADJOURNMENTS OF THE ANNUAL MEETING

At this year’s Annual Meeting, stockholders will be asked to vote on a proposal to adjourn the Annual Meeting to another date, time or place, if deemed necessary in the judgment of the proxy holders, for the purpose of soliciting additional proxies to vote in favor of Proposal 1. Any adjournment of the Annual Meeting may be made without notice, other than by the announcement made at the Annual Meeting, if the majority of those shares present at the meeting, in person or represented by proxy, and entitled to vote thereon approve the adjournment proposal. However, if, after the adjournment, the Board of Directors fixes a new record date for the adjourned meeting, a new notice of the adjourned meeting shall be given to each stockholder of record on the new record date entitled to vote at the adjourned meeting. If we adjourn the Special Meeting to a later date, we will transact the same business and, unless we must fix a new record date, only the stockholders who were eligible to vote at the original meeting will be permitted to vote at the adjourned meeting.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR PROPOSAL 4 TO ADJOURN THE ANNUAL MEETING, IF NECESSARY, TO SOLICIT ADDITIONAL PROXIES IF THERE ARE NOT SUFFICIENT VOTES IN FAVOR OF PROPOSAL 1.

STOCKHOLDER PROPOSALS FOR 2014 ANNUAL MEETING

It is currently anticipated that the Company will hold its 2014 Annual Meeting in September 2014 and would mail the notice of such meeting and related proxy statement to its stockholders in August 2014. Stockholders who wish to present proposals appropriate for consideration at our Annual Meeting to be held in the year 2014 must submit the proposal in proper form consistent with our By-laws to us at our address as set forth on the first page of this proxy statement and in accordance with the applicable regulations under Rule 14a-8 of the Exchange Act no later than July 3, 2014 in order for the proposition to be considered for inclusion in our proxy statement and form of proxy relating to such Annual Meeting. Any such proposals should contain the name and record address of the stockholder, the class and number of shares of our common stock beneficially owned as of the Record Date established for the meeting, a description of, and reasons for, the proposal and all information that would be required to be included in the proxy statement file with the SEC if such stockholder was a participant in the solicitation subject to Section 14 of the Exchange Act. The proposal, as well as any questions related thereto, should be directed to our Secretary.

If a stockholder submits a proposal after the July 3, 2014 deadline required under Rule 14a-8 of the Exchange Act but still wishes to present the proposal at our Annual Meeting (but not in our proxy statement) for the fiscal year ending December 31, 2013 to be held in 2014, the proposal, which must be presented in a manner consistent with our By-laws and applicable law, must be submitted to our Secretary in proper form at the address set forth above so that it is received by our Secretary by September 16, 2014.

We did not receive notice of any proposed matter to be submitted by stockholders for a vote at this Annual Meeting and, therefore, in accordance with Exchange Act Rule 14a-4(c) any proxies held by persons designated as proxies by our Board of Directors and received in respect of this Annual Meeting will be voted in the discretion of our management on such other matter which may properly come before the Annual Meeting.

OTHER INFORMATION

Proxies for the Annual Meeting will be solicited by mail and through brokerage institutions and all expenses involved, including printing and postage, will be paid by us. In addition, arrangements will be made with brokerage houses and other custodians, nominees and fiduciaries to send proxies and proxy materials to the beneficial owners of stock, and we may reimburse such persons for their expenses.

YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR THAT THE COMPANY HAS REFERRED YOU TO. NO ONE HAS BEEN AUTHORIZED TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT.

A copy of our Annual Report on Form 10-K for the year ended December 31, 2012, as filed with the SEC is being mailed as part of our Annual Report to Stockholders with this proxy statement to each stockholder of record as of the close of business on December 5, 2013. A stockholder may also request an additional copy of our Annual Report on Form 10-K for the year ended December 31, 2012, as amended, without charge except for exhibits to the report, by writing to InkSure Technologies Inc., 18 East 16th Street, Suite 307, New York, NY 10003, Attention: Chairman of the Board. Exhibits will be provided upon written request and payment of a reasonable fee.

The Board of Directors is aware of no other matters, except for those incident to the conduct of the Annual Meeting, that are to be presented to stockholders for formal action at the Annual Meeting. If, however, any other matters properly come before the Annual Meeting or any adjournments thereof, it is the intention of the persons named in the proxy to vote the proxy in accordance with their judgment.

By order of the Board of Directors, Tal Gilat President and Chief Executive Officer

December 12, 2013

ANNEX A
Asset Purchase Agreement

ANNEX B
Form of Voting Agreement

ANNEX C
Form of Escrow Agreement

ANNEX D
Form of Consulting Agreement

PRELIMINARY COPY OF PROXY MATERIALS

INKSURE TECHNOLOGIES INC.
18 EAST 16th STREET, SUITE 307
NEW YORK, NEW YORK 10003

PROXY

ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON JANUARY 6, 2014

THIS PROXY IS SOLICITED ON BEHALF
OF THE BOARD OF DIRECTORS

The undersigned, revoking any previous proxies relating to these shares, hereby acknowledges receipt of the Notice and Proxy Statement, dated December 12, 2013 in connection with the Annual Meeting to be held at the offices of Zysman, Aharoni, Gayer and Sullivan & Worcester LLP – 1633 Broadway, 32nd Floor, New York, New York, 10019, at 10:00 a.m., local time, on January 6, 2014, and hereby appoints Tal Gilat and Gadi Peleg and each of them (with full power to act alone), the attorneys and proxies of the undersigned, with power of substitution to each, to vote all shares of the common stock of InkSure Technologies Inc. registered in the name provided herein, which the undersigned is entitled to vote at the 2013 Annual Meeting, and at any adjournments thereof, with all the powers the undersigned would have if personally present. Without limiting the general authorization hereby given, said proxies are, and each of them is, instructed to vote or act as follows on the proposals set forth in this Proxy.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF THIS PROXY IS SIGNED AND RETURNED WITHOUT SPECIFIC DIRECTION, THIS PROXY WILL BE VOTED “FOR” EACH OF THE NOMINEES LISTED IN PROPOSAL 2 AND “FOR” PROPOSALS 1, 3 AND 4.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH OF THE NOMINEES LISTED IN PROPOSALS 2 AND “FOR” PROPOSALS 1, 3 AND 4.

	For	Against	Abstain
1.
The approval of the Asset Purchase Agreement, dated as of October 1, 2013, among InkSure Technologies Inc., InkSure Inc., InkSure Ltd., and Spectra Systems Corporation, and the transactions contemplated thereby.
	☐	☐	☐

2.
Election of the following nominees as directors of the Company to serve until the next Annual Meeting and until their respective successors have been elected and qualified, or until their earlier death, resignation or removal.

NOMINEES	FOR	WITHHOLD	FOR ALL EXCEPT*	*To withhold authority to vote “For” any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below. ________________
	☐	☐	☐
a. Gadi Peleg
b. Alon Raich	☐	☐	☐
c. David W. Sass	☐	☐	☐
d. Roberto Alonso Jimenez Arias	☐	☐	☐

		For	Against	Abstain
3.	The approval of an amendment to the Company’s certificate of incorporation to change the Company’s name from InkSure Technologies Inc. to New York Global Innovations Inc.	☐	☐	☐

4.
The approval of the proposal to permit the Board of Directors of InkSure Technologies Inc. or its chairman, in its or his discretion, to adjourn or postpone the Annual Meeting if necessary for further solicitation of proxies if there are not sufficient votes at the originally scheduled time of the Annual Meeting to approve the proposals.
		☐	☐	☐

In their discretion, the proxies are authorized to vote upon such other matters as may properly come before the meeting or any adjournments thereof. If you wish to vote in accordance with the recommendations of the Board of Directors, simply sign below. You need not mark any boxes.

Please sign below. When signing as attorney or as an executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by an authorized official. If a partnership, please sign in partnership name by authorized person.

______________________________________       Date:_____________________
Signature

______________________________________       Date:_____________________
Signature

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. KINDLY SIGN, DATE AND RETURN THIS PROXY PROMPTLY USING THE ENCLOSED ENVELOPE IF YOU ARE NOT PLANNING TO ATTEND THE ANNUAL MEETING. IF YOU DO ATTEND AND WISH TO VOTE PERSONALLY, YOU MAY REVOKE YOUR PROXY AT ANY TIME BEFORE IT IS EXERCISED.